UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PICO HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PICO HOLDINGS, INC.
875 Prospect Street, Suite 301
La Jolla, California 92037

April 1, 2011

Dear Shareholder:

You are cordially invited to attend, as indicated below, our Annual Meeting of Shareholders to be held on Friday, May 13, 2011 at 3:00 p.m. (PDT).

One of the steps we have taken this year to reduce operating expenses, is to hold a virtual Annual Meeting via the Internet, rather than at a rented facility. We are offering a live webcast of the Annual Meeting for our Shareholders at [https://virtualshareholdermeeting.com/PICO] where you will be able to listen to the Annual Meeting, vote electronically, and submit questions to Mr. Hart, our President and Chief Executive Officer, following his report on our operations after the Annual Meeting.

Under the United States Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to deliver our proxy materials to our shareholders via this medium.  The new delivery process will allow us to provide Shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery.  On April 1, 2011, we mailed to our shareholders, a Notice of Internet Availability of Proxy Materials which contain instructions on how to access our proxy statement and our Annual Report to Shareholders.  The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the Notice of Annual Meeting and proxy statement.

Only shareholders of record, as of the close of business on March 15, 2011, are entitled to receive notice of, to attend via the Internet, and to vote on matters to be presented at, the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend our live webcast of the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail (if you have requested and received a paper copy of the proxy materials by mail) in order to ensure the presence of a quorum.  If you attend the meeting via the Internet, you will, of course, have the right to revoke the proxy and vote your shares at that time.  If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

We look forward to the Annual Meeting of Shareholders and thank you for your support.

/s/ Ronald Langley Ronald Langley Chairman
/s/ John R. Hart John R. Hart President and Chief Executive Officer

PICO HOLDINGS, INC.
875 Prospect Street, Suite 301
La Jolla, California 92037

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PICO Holdings, Inc.’s 2011 Annual Meeting of Shareholders will be held on Friday, May 13, 2011 at 3:00 p.m. (PDT) via the Internet at [https://virtualshareholdermeeting.com/PICO] for the following purposes:

1.
ELECTION OF DIRECTORS.  To elect as directors the two nominees named in the proxy statement, John Hart and Ronald Langley, to serve for three years until the Annual Meeting of Shareholders in 2014 and until their respective successors have been duly elected and qualified.

2.
ADVISORY VOTE ON EXECUTIVE COMPENSATION.  To vote on an advisory (non-binding) resolution approving the compensation of the Company’s named executive officers, as disclosed in this definitive proxy statement.

3.	ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION. To vote on an advisory (non-binding) basis on the frequency of an advisory vote on executive compensation in the future.
4.
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.  To ratify Deloitte & Touche LLP as our independent registered public accounting firm to perform the annual audit of our 2011 financial statements.

5.	To transact such other business as may be properly brought before the meeting and any adjournment of the meeting.

Our board of directors recommends a vote for Items 1, 2, 3 and 4, and recommends conducting an advisory vote on executive compensation every three years.  Any action may be taken on the foregoing matters at the Annual Meeting of Shareholders on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed.

The board of directors fixed the close of business on March 15, 2011 as the record date that determined the shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.  Only shareholders of record of our common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Important Notice regarding the availability of proxy materials for the shareholder meeting to be held on Friday, May 13, 2011, at 3:00 p.m. (PDT).  Our financial and other information is contained in our Annual Report to Shareholders for the fiscal year ended December 31, 2010.  If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless specifically requested.  This proxy statement and our Annual Report to Shareholders are available on our web site at [https://materials.proxyvote.com/693366] which does not have “cookies” that identify visitors to the site.  If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how shareholders may request to receive proxy materials for future Annual Meeting materials in printed or email form.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum.

Registered holders may vote:

1.	By Internet: go to [https://proxyvote.com];
2.	By toll-free telephone: call [1-800-652-VOTE (8683)]; or
3.	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the proxy card in the postage-paid envelope.

Beneficial Shareholders.  If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

Any proxy may be revoked by the submission of a later dated proxy or a written notice of revocation before close of the Annual Meeting of Shareholders.

By Order of the Board of Directors,
/s/ John R. Hart
Dated: April 1, 2011	John R. Hart President and Chief Executive Officer

PICO HOLDINGS, INC.
875 Prospect Street, Suite 301
La Jolla, California 92037

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 13, 2011

PICO Holdings, Inc.’s board of directors is soliciting proxies for the 2011 Annual Meeting of Shareholders.  This proxy statement contains information about the items you will vote on at the Annual Meeting.  This document is scheduled to be available on the Internet on or about April 1, 2011, the date that the Notice of Internet Availability of Proxy Materials is expected to be mailed to our shareholders.  The meeting will be held at 3:00 p.m. (PDT) on Friday, May 13, 2011 via live webcast on the Internet at [https://virtualshareholdermeeting.com/PICO].  The proxy may be revoked by the submission of a later dated proxy or a written notice of revocation before the Annual Meeting of Shareholders.

The following matters will be considered at the Annual Meeting of Shareholders:

1.
To elect as directors the two nominees named herein, John Hart and Ronald Langley, to serve for three years until the Annual Meeting of Shareholders in 2014 and until their respective successors have been duly elected and qualified.

2.	To vote on an advisory (non-binding) resolution approving the compensation of the Company’s named executive officers, as disclosed in this definitive proxy statement.
3.	To vote on an advisory (non-binding) basis on the frequency of an advisory vote on executive compensation in the future.
4.	To ratify Deloitte & Touche LLP as our independent registered public accounting firm to perform the annual audit of our 2011 financial statements.
5.	To transact such other business as may be properly brought before the meeting and any adjournment of the meeting.

Our principal executive office is located at 875 Prospect Street, Suite 301, La Jolla, California 92037, and our telephone number is (888) 389-3222.

HOW TO PARTICIPATE IN THE ELECTRONIC MEETING

In order to participate in this year’s Annual Meeting of Shareholders, please log on to [https://virtualshareholdermeeting.com/PICO] and click on the “Investors” section and the “Annual Meeting Webcast” link at least 15 minutes prior to the start of the 3:00 p.m. (PDT) meeting to provide time to register and download the required audio software, if needed.  All shareholders will need to register by entering your name and, if you would like to ask a question during the question and answer session following the Annual Meeting presentation, you will also need to enter the control number received with your Notice of Internet Availability of Proxy Materials or, if you requested a paper copy, the proxy card.  Questions that would be appropriate to raise in person and that relate to the purpose of the meeting will be accepted during the meeting.  To submit questions, please access the Annual Meeting webcast and select “Ask a Question.”

The webcast replay will be available until December 31, 2011.

SOLICITATION AND VOTING

Internet Availability of Annual Meeting Materials and Annual Report

We are making this proxy statement and our 2010 Annual Report to Shareholders, including our Form 10-K for the year ended December 31, 2010 (which is not a part of our proxy soliciting materials), available to our shareholders electronically via the Internet.  On April 1, 2011, we mailed to our shareholders entitled to vote a Notice of Internet Availability of Proxy Materials directing shareholders to a web site where they can access our proxy statement and annual report and view instructions on how to vote via the Internet or by phone.

If you only received a Notice of Internet Availability of Proxy Materials and would like to receive an email copy or a paper copy of our proxy materials along with a proxy card, one can be requested by calling us at (888) 389-3222, by internet at proxy.picoholdings.com, or by sending us a written request at:

875 Prospect Street
Suite 301
La Jolla, California 92037
Attention: Corporate Secretary

The Annual Report to Shareholders, including our Form 10-K (which is not a part of our proxy soliciting materials) for the year ended December 31, 2010, will be mailed with this proxy statement to those shareholders that request a copy of the proxy materials by mail.  For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our annual report (including our Form 10-K and the exhibits filed with it) are available at our website at [https://materials.proxyvote.com/693366].  Upon request by any shareholder at the website, corporate headquarters address or telephone number listed above, we will promptly furnish a proxy card along with a copy of our proxy statement, annual report on Form 10-K and any or all exhibits to the Form 10-K for the year ended December 31, 2010.  In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.  We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting of Shareholders.

Shareholders Sharing the Same Address

We have adopted a procedure called “householding,” which has been approved by the United States Securities and Exchange Commission, or SEC.  Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those shareholders that request a paper copy of proxy materials by mail, one copy of our Annual Report to Shareholders and this proxy statement, to multiple shareholders who share the same address (if they appear to be members of the same family), unless we have received contrary instructions from an affected shareholder.  Shareholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail.  This procedure reduces our printing costs, mailing costs and fees.

Voting Information

Record Date.  The record date for our Annual Meeting of Shareholders is March 15, 2011.  On the record date, there were 22,700,004 shares of our common stock outstanding.

Voting Your Proxy.  Only shareholders of record as of the close of business on the record date, March 15, 2011, are entitled to vote.  Except for shares held by our subsidiaries, which will not be voted at the Annual Meeting, each share of common stock entitles the holder to one vote on all matters brought before the Annual Meeting. Shareholders whose shares are registered in their own names may vote (1) via the Internet, (2) by telephone or (3) if you have requested and received a paper copy of the proxy materials by mail, by returning a proxy card.  Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if you complete and submit (and do not revoke) your proxy or voting instructions prior to the Annual Meeting, the shares of our common stock represented by the proxy will be voted (1) FOR the election of each of the two director candidates nominated by the board of directors; (2) FOR the approval of the advisory resolution on executive compensation; (3) FOR the recommendation that the frequency of the advisory vote on approval of the Company’s executive compensation be conducted once every three years; (4) FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and (5) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

Cumulative Voting.  In voting for the election of directors, all shareholders have cumulative voting rights if at least one shareholder gives notice, whether at the Annual Meeting or prior to the voting, of the shareholder’s intention to cumulate votes.  If cumulative voting is permitted in the election of directors, the proxy holders will have discretion as to the manner in which votes represented by the proxy are to be cumulated, unless the proxy indicates the manner in which such votes are to be cumulated.  Accordingly, each shareholder may cumulate such voting power and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or distribute such shareholder’s votes on the same principle among two or more candidates, as such shareholder sees fit.  If you are a shareholder of record and choose to cumulate your votes, you will need to submit a proxy card and make an explicit statement of your intent to cumulate your votes by so indicating in writing on the proxy card.  We will not accept any notice to cumulate by the Internet or telephone. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

Cumulative voting applies only to the election of directors.  For all other matters, each share of common stock outstanding as of the close of business on March 15, 2011, the record date for the Annual Meeting of Shareholders, is entitled to one vote.  If you vote by proxy card and sign your card with no further instructions, Maxim C.W. Webb and James F. Mosier, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting.

Revoking Your Proxy.  Shareholders may revoke their proxy at any time before we close polling for each matter to be voted on at the Annual Meeting by submitting a later-dated vote electronically at the Annual Meeting of Shareholders, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting of Shareholders.  If you hold shares through a bank or brokerage firm, you may revoke any prior voting instructions by contacting that firm in advance of the close of polling for each matter to be voted on at the Annual Meeting of Shareholders.

Vote Required, Abstentions and Broker Non-Votes.  The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote, which shall include all shares voted electronically via the Internet, is required to constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting of Shareholders.  A broker non-vote occurs when shares are held in “street name” by a broker and the beneficial owner of such shares does not instruct the broker as to how to vote the shares.  In this case, the broker will not have the discretion to vote the shares and they will be considered “broker non-votes”, except in the case of the proposal to ratify Deloitte & Touche LLP as our independent registered public accounting for 2011, in which case the broker will have discretion as to how to vote the shares.

If a quorum is present, the two nominees for election as directors receiving the highest number of votes will be elected.  Approval of all other matters, including the non-binding and advisory approval of proposals number two and three, requires that the votes cast for such actions exceed the votes cast against such actions.

The following will not be considered votes cast and will have no effect on any of the matters:  (1) a share whose ballot is marked as withhold; (2) a share otherwise present at the meeting but for which there is an abstention; and (3) broker non-votes.

Proxies and ballots will be received and tabulated by Computershare Investor Services, LLC, our transfer agent and the inspector of elections for the Annual Meeting.  Except for contested proxy solicitations or as required by law, proxy cards and voting tabulations that identify shareholders are kept confidential.

Expenses of Solicitation.  We will bear the expense of assembling, preparing, printing, mailing and distributing the notices and these proxy materials and soliciting votes.  Proxies will be solicited by mail, telephone, personal contact, and electronic means and may also be solicited by directors, officers or employees (who will receive no additional compensation for their services in such solicitation) in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.  We will compensate only independent third-party agents that are not affiliated with us but who solicit proxies.  At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay all costs and expenses associated with retaining this solicitation firm.  We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection with these activities.  Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Voting Results.  We will announce preliminary results at the Annual Meeting of Shareholders and also on a Form 8-K to be filed with the United States Securities and Exchange Commission within four business days after the meeting.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Nominees and Continuing Directors

We have a classified board of directors.  Our directors are divided into three classes, with each class serving a three-year term.  The terms of office of each class end in successive years.  Pursuant to Section 3.2 of our bylaws, our total number of directors has been established at nine, which was increased from seven members in August 2009 by unanimous vote of our board of directors.  Two of our directors are to be elected at our 2011 Annual Meeting for terms ending at the Annual Meeting of Shareholders in the year 2014 or until their respective successors have been duly elected and qualified.

Unless otherwise instructed, Maxim C.W. Webb and James F. Mosier, as proxy holders, intend to distribute the votes represented by proxies in such proportions as they deem desirable to elect the three nominees named below or their substitutes.  Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the meeting, a substitute nominee will be recommended to the board by the Corporate Governance and Nominating Committee. See “Security Ownership of Certain Beneficial Owners and Management” for the number of shares of our common stock beneficially owned by these nominees.

The board of directors, at the recommendation of our Corporate Governance and Nominating Committee, has nominated John Hart and Ronald Langley for election as directors at our Annual Meeting on May 13, 2011 for terms ending in 2014.  The independent directors unanimously approved the nomination for election to the board of John R. Hart and Ronald Langley and each of the nominees has consented to be nominated and to serve if elected.

Information Regarding Nominees and Continuing Directors

The following table and biographical descriptions set forth certain information with respect to the two nominees and our other six directors, each of whom are currently serving and, unless otherwise specified, have served continuously since she or he was previously elected.  This information is based on information furnished to us by each such director.  The ages listed below are as of February 1, 2011.

Name	Age	Term Expires	Director Since	Positions Held with the Company (other than Director)
John R. Hart*	51	2011	1996	President and Chief Executive Officer
Ronald Langley*	66	2011	1996	Non-Executive Chairman
Robert G. Deuster	60	2012	2011
Richard D. Ruppert, MD	79	2012	1996
Julie H. Sullivan, Ph.D.	53	2012	2009
Carlos C. Campbell	73	2013	1998
Kristina M. Leslie	46	2013	2009	Non-Executive Vice Chair
Kenneth J. Slepicka	54	2013	2005
__________________
* Nominees for terms ending in 2014

Each of our directors and nominees has an established record of professional accomplishment in his or her chosen field, the ability to contribute positively to the collaborative culture among board members, as well as professional and personal experiences including membership on the National Association of Corporate Directors and expertise relevant to our objective of generating superior long-term growth in our book value per share.  Additionally, each of our independent directors is a member of the National Association of Corporate Directors.  All of our directors develop and continue to oversee the long-term strategy, management structure, and corporate governance programs that are in place today  The following provides further qualifications, attributes and other biographical information with respect to the two nominees and the other continuing directors.

Nominees for Directors to be Elected in 2011 With Terms Ending in 2014

John R. Hart has served as our President and Chief Executive Officer and as a member of our board of directors since 1996. Mr. Hart also serves as an officer and/or director of the following subsidiaries of ours: Physicians Insurance Company of Ohio (President and Chief Executive Officer since 1995 and director since 1993), Vidler Water Company, Inc. (Director since 1995, Chairman since 1997, and Chief Executive Officer since 1998), Citation Insurance Company (Director and Chairman since 1996), Nevada Land and Resource Company, LLC (Director, Chairman, and Chief Executive Officer since 1997),  UCP, LLC (Director and Chairman since 2007), and PICO Northstar, LLC (Director and Chief Executive Officer since 2010). From 1997 to 2006, Mr. Hart was a director of HyperFeed Technologies, Inc., formerly an 80% owned subsidiary that dissolved in 2009 following bankruptcy proceedings, where he served as chairman of the nominating committee and as a member of the compensation committee.

Mr. Hart has been our President and Chief Executive Officer and a member of our board for almost fifteen years and his leadership and strategic guidance over these years have been critical to our success.  Mr. Hart also brings the knowledge of the operations of our Company to the board, which provides invaluable insight to the board as it reviews the Company’s strategic and financial plans.

Ronald Langley has served as a member of our board of directors since 1996; he served as our Chairman from August 2010 to present, a position he previously held from 1995 to 2007.  Mr. Langley is currently a private investor.  Mr. Langley previously served as an officer and/or a director of our following subsidiaries: Physicians Insurance Company of Ohio from 1993 to 2007 (as Chairman from 1995 to 2007), Vidler Water Company, Inc. from 1993 to 2007 (as Chairman from 1995 to 2007), Vidler Water Company, Inc. from 1995 to 2007, Citation Insurance Company from 1996 to 2007, and Nevada Land and Resource Company, LLC from 1997 to 2007.  In addition, Mr. Langley was a director of HyperFeed Technologies, Inc., formerly an 80% owned subsidiary that dissolved in 2009 following bankruptcy proceedings.  In the last five years, Mr. Langley has served as a director of the following public companies: Jungfraubahn Holding AG, Guinness Peat Group Plc, Redflex Holdings Limited and Greenbox Limited. Mr. Langley has been a director of over 30 entities, including companies, universities, foundations, credit unions, political organizations, and charities, in eight countries around the world.  Mr. Langley has been analyzing SEC-filed financial statements since 1978 and has extensive forensic accounting analysis experience.

We believe that Mr. Langley’s expertise in “value” investing and experience has played a significant role in our growth and success of our Company during the past 15 years, including the twelve years Mr. Langley served as our Chairman.  We also believe that Mr. Langley has increased and will continue to increase the breadth and depth of our board of directors through his role on our Governance and Nominating Committee.

Directors Whose Terms Continue Through 2012

Robert G. Deuster was elected to the board on February 28, 2011.  Previously, Mr. Deuster served as Chairman and Chief Executive Officer of Newport Corporation, a public company that is a global supplier of laser, optical and motion control products, from May 1996 until his retirement in October of 2007.  Mr. Deuster also served as President of Newport from May 1996 until July 2004, and in June 1997 became Chairman of the Board.  From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc. (now Actuant Corporation, a public company), a global manufacturer of electrical and hydraulic products, serving as Senior Vice President of the Distributed Products Group from 1994 to 1996, President of the Barry Controls Division from 1989 to 1994, President of the APITECH Division from 1986 to 1989 and Vice President of Sales and Marketing of the Enerpac Division from 1985 to 1986. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company’s Medical Systems Division.  Mr. Deuster currently serves on the board of Symmetry Medical Inc., a public company that provides medical devices and solutions to the global orthopedic market.  He also serves as a director NEXX Systems, a privately held semiconductor capital equipment company, and Ondax, Inc., a private optical components company.  Mr. Deuster received a B.S. in Electrical Engineering from Marquette University in 1973.  Mr. Deuster is a member of the National Association of Corporate Directors.

We believe that Mr. Deuster’s extensive technology industry experience and experience on the boards of directors of various public and private companies makes him an invaluable member of our board of directors.  This experience provides him keen insight of both the management and operations of a business and the governance and oversight matters facing companies.

Richard D. Ruppert, MD has served as a member of our board of directors since 1996.  Dr. Ruppert is a physician and has served as a director of our subsidiary, Physicians Insurance Company of Ohio, since 1998.  Dr. Ruppert currently serves as a trustee of the Ohio Historical Society and previously served as its president from 2006 to 2008.  Also, Dr. Ruppert has served as a trustee of the Fort Meigs Historical Society since 2002 and has served on the board since 2009.  Dr. Ruppert has served as an Emeritus President and an Emeritus Professor of Internal Medicine at Medical College of Ohio. Dr. Ruppert was President of the American Society of Internal Medicine from 1992 to 1993 and President of the Medical College of Ohio from 1977 to 1993.  He served as Vice Chancellor of the Ohio Board of Regents from 1970 to 1976.  Dr. Ruppert was elected a Master Fellow of the American College of Physicians in 2008 and received the Jefferson Award from Toledo, Ohio in 2009. Dr. Ruppert is a member of the National Association of Corporate Directors.

As President of the Medical College of Ohio, Dr. Ruppert was directly responsible for the finances of the school and its $200 million budget.  He also supervised all reviews and audits of the school’s financial records.  Dr. Ruppert’s experience in managing the finances of the Medical College of Ohio and in positions of leadership with businesses, community organizations, and not for profit entities provides invaluable experience and knowledge to our board of directors.  In addition, his almost fifteen years of service on our board of directors provides stability and insight that are critical to the working success of our board and make him an important contributor to our Audit Committee and Compensation Committee.

Julie H. Sullivan, Ph.D. has served as a member of our board of directors since 2009.  Dr. Sullivan is Executive Vice President and Provost of the University of San Diego.  Previously, Dr. Sullivan was a Full Professor of the University of California, San Diego, Rady School of Management and the Graduate School of International Relations and Pacific Studies.  Dr. Sullivan currently serves on the board of directors of Applied Micro Circuits Corporation, an electronics company.  Dr. Sullivan is also an Advisory Director of Schenectady International, Inc., a global chemical company.  Dr. Sullivan is a member of the National Association of Corporate Directors.

Dr. Sullivan has a Ph.D. in business and accounting and a masters of arts in accounting and taxation. Dr. Sullivan is also a certified public accountant (non-practicing).  Based on Dr. Sullivan’s extensive experience on the boards of diverse entities and her academic research, we believe that she is extremely knowledgeable and a renowned expert with regard to financial issues and corporate governance matters and provides an invaluable perspective to our board of directors.

Directors Whose Terms Continue Through 2013

Carlos C. Campbell has served as a member of our board of directors since 1998.  Since June 1985, Mr. Campbell has been President of C.C. Campbell & Co., a strategic advisory company.  Mr. Campbell has served as a director and as a member of the audit committee of Resource America, Inc. since 1990.  In addition, Mr. Campbell was a director of HyperFeed Technologies, Inc., formerly an 80% owned subsidiary that dissolved in 2009 after bankruptcy proceedings.  Mr. Campbell has also served as a director of eight other public corporations.

Mr. Campbell has completed over two dozen seminars on director training.  He has a Certificate of Director Education from the National Association of Corporate Directors and is a graduate of the Director's Institute, University of California Los Angeles, where he was designated a Corporate Director.  He has completed seminars in corporate governance, auditing and compensation at the Harvard Business School.  Mr. Campbell is a member of the National Association of Corporate Directors.  Mr. Campbell has participated in numerous professional forums with the NACD on governance, compensation and mergers &acquisitions.  Mr. Campbell served as the Assistant Secretary of Commerce for Economic Development, U.S. Department of Commerce (1981-1984) where is was the final authority for an annual program budget of $300 million and a loan portfolio in excess on $1 billion.  We believe that Mr. Campbell’s extensive directorship training, strategic advisory and government experience, two areas of expertise that are important to certain of our operating segments, enriches the makeup of the board of directors and provide keen insight into or businesses.  Mr. Campbell has a B.S.in Construction Management from Michigan State University, a Certificate in Engineering Science from the U.S. Naval Post Graduate School, and a Master of City & Regional Planning from the School of Engineering & Architecture, Catholic University of America.

Kristina M. Leslie has served on our board of directors since 2009 and as our Non-Executive Vice Chair and lead independent director since August 2010.  Ms. Leslie is the former Chief Financial Officer of DreamWorks Animation SKG, Inc. where she served in that capacity from 2004 through 2007.  Prior to becoming Chief Financial Officer, Ms. Leslie oversaw the corporate finance and strategic planning functions at DreamWorks, LLC since 1996.  Currently, Ms. Leslie serves on the Board of Directors of Orbitz Worldwide, Inc. where she is a member of the Audit and Compensation Committees as well as the Board of Directors of Methodist Hospital of Southern California where she is Treasurer and Chair of the Finance, Audit and Compliance Committee.  Ms. Leslie is also a Trustee and Vice Chair of the Board at Flintridge Preparatory School.  Ms. Leslie is a member of the National Association of Corporate Directors.

Ms. Leslie has a masters of business administration with a concentration in finance.  Ms. Leslie has substantial management experience from her years of service at DreamWorks LLC and later as CFO of DreamWorks Animation SKG, a publicly-held company, which gives her keen insight on matters relating to strategic planning, financial reporting, financial management, corporate governance, risk oversight, and management succession.  Her years of service as a director on public and not-for-profit companies also gives her substantial experience on governance and risk oversight matters.

Kenneth J. Slepicka has served as a member of our board of directors since 2005.  Mr. Slepicka is currently the Chairman, Chief Executive Officer and acting Chief Financial Officer of Synthonics Inc., an early stage biotechnology company, and has served in such capacity since 2005.  In addition, Mr. Slepicka served as President and Treasurer of SBC Warburg Futures Inc. from 1994 to 1998 and as Executive Director of Fixed Income Trading for O’Connor & Associates from 1985 to 1994.  He has also held risk advisor and portfolio manager positions in the financial services industry.  Mr. Slepicka has served as a member of the FIA Steering Committee and the Federal Reserve FCM Working Group and as a Governor of the Board of Trade Clearing Corporation.  In addition, Mr. Slepicka currently serves and has served on the boards of directors of several not-for-profit entities.  He is also a former member of the Chicago Board of Trade, Chicago Mercantile Exchange, Chicago Board of Options Exchange, and Pacific Options Exchange.  Mr. Slepicka was also a director of HyperFeed Technologies, Inc., formerly an 80% owned subsidiary that dissolved in 2009 following bankruptcy proceedings.  Mr. Slepicka has a masters of business administration.  Mr. Slepicka has also received a Master Director Certification from the National Association of Corporate Directors.  Mr. Slepicka is a member of the National Association of Corporate Directors and has earned certificates of director education in 2007, 2008, and 2009 from this organization.

We believe that Mr. Slepicka’s training and broad finance and management experience combine to make him an invaluable asset to our board of directors relating to financial and risk oversight and other matters.  His experience in the financial services industry also provides needed insight for a company like us that has significant assets and investments under management.  We also believe Mr. Slepicka’s management experience as well as experience with the financial services industry makes him a valuable Chairman of our Audit Committee and member of our Compensation Committee.

Vote Required for Election of Each Director

The two nominees for election as directors receiving the highest number of votes will be elected.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 2:
ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation, commonly referred to as a “Say-on-Pay” vote, commencing with our 2011 annual meeting, as well as an advisory vote with respect to whether future Say-on-Pay votes will be held every one, two or three years, which is the subject of Proposal No. 3 in this proxy statement.

The advisory vote on executive compensation is a non-binding vote on the compensation of our “named executive officers,” as identified in the Compensation Discussion and Analysis, or CD&A section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement.  Please read the CD&A section of this proxy statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2010 compensation of our named executive officers.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our board of directors, or our compensation policies and practices as they relate to risk management.  The Dodd-Frank Act requires that we hold the advisory vote on executive compensation at least once every three years.

Our compensation philosophy centers around the principle of aligning pay and performance.  The primary objectives of our compensation program are to pay for performance, recruit, retain and motivate the highest quality executive officers who are critical to our success, align the interests of our named executive officers and other employees with those of our shareholders and promote excellent corporate governance.  The CD&A section of this proxy statement provides a more detailed discussion of our executive compensation program and compensation philosophy.

We have many compensation practices that ensure consistent leadership, decision-making and actions, without taking unnecessary risks.  The practices are discussed in detail in the CD&A and include:

●	We adhere to the highest ethical standards in our corporate governance practice, such as our long-standing insider trading policy.
●	We do not provide tax reimbursements or gross-ups in connection with any of the components of our executive compensation.
●	All of our employees are employed on an at-will basis, other than our CEO who is the only employee with an employment agreement.
●	We do not provide our named executive officers with any perquisites or other benefits that are not available to all employees.
●	Our overall compensation programs include a mix of different components for the short-term (base salary) and the long-term (bonuses based on growth in book value per share and stock-based awards).

The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the Company, our board of directors or our Compensation Committee, nor will its outcome require the Company, our board of directors or our Compensation Committee to take any action.  Moreover, the outcome of the vote will not be construed as overruling any decision by the company or our board of directors.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions.  However, our board of directors, including our Compensation Committee, values the opinions of our shareholders and, to the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Shareholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

RESOLVED, that the shareholders of PICO Holdings, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the 2011 Annual Meeting of Stockholders.

The Board unanimously recommends a vote “FOR” approval of the foregoing resolution.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the approval of the foregoing resolution.

PROPOSAL NO. 3:
ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In connection with Proposal 2 above seeking advisory approval of our executive compensation program, the Dodd-Frank Act also requires that we include in this proxy statement a separate advisory (non-binding) vote to advise on whether the vote on executive compensation should occur every one, two or three years.  You have the option to vote for any one of the three options, or to abstain on the matter.  For the reasons described below, our board of directors unanimously recommends that our stockholders select a frequency of every three years, or a “triennial vote.”  We are required to solicit shareholder approval on the frequency of future executive compensation proposals at least once every six years, although we may seek shareholder input more frequently.

Our board of directors believes that our current executive compensation program directly links executive compensation to our financial performance and aligns the interests of our executive officers with those of our shareholders.  Our board of directors also believes that, of the three choices, submitting an advisory (non-binding) executive compensation resolution to shareholders every three years is the most appropriate choice.

Our executive compensation program does not typically change significantly from year to year and is designed to motivate, monitor, and when appropriate, reward performance over a multi-year period.  A vote held every three years would be more consistent with, and provide better input on, our long-term compensation, which constitutes a significant portion of the compensation of our named executive officers.  Our board of directors believes that shareholder feedback every three years will be more meaningful as it will provide shareholders with a sufficient period of time to evaluate the overall compensation paid to our named executive officers, the components of that compensation and the effectiveness of that compensation.  The amount of compensation and mix of components of such compensation in any one year may differ from year to year, and the three year period will provide shareholders with a more complete view of the amount and mix of that compensation.  A triennial executive compensation vote will also provide shareholders with the benefit of assessing over a period of years whether the components of the compensation paid to our named executive officers have achieved positive results for the Company.  A three-year vote cycle also gives our board of directors and Compensation Committee sufficient time to thoughtfully consider the results of the advisory vote, to engage with shareholders to understand and respond to the vote results and effectively implement any appropriate changes to our executive compensation policies and practices.  Finally, many large shareholders rely on proxy advisory firms for vote recommendations. We believe that a triennial vote on executive compensation, rather than an annual or biennial vote, will help proxy advisory firms provide more detailed and thorough analyses and recommendations.  Less frequent Say-on-Pay votes will improve the ability of institutional shareholders to exercise their voting rights in a more deliberate, thoughtful and informed way that is in the best interests of shareholders.

Our shareholders also have the opportunity to provide additional feedback on important matters involving executive compensation even in the years when Say-on-Pay votes do not occur.  For example, the rules of NASDAQ require that we seek shareholder approval for new employee equity compensation plans and material revisions thereto.  Further, as discussed under the section “Process for Shareholders to Communicate with Board of Directors” of this proxy statement, we provide shareholders with an opportunity to communicate directly with our board of directors, including on issues of executive compensation.

We have in the past been, and will in the future continue to be, proactively engaged with our shareholders on a number of topics and in a number of forums.  Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our shareholders to communicate with us regarding their views on the Company’s executive compensation program.  In addition, because our executive compensation program has typically not changed materially from year to year and is designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to a short-term perspective inappropriately bearing on our executive compensation programs.  Finally, although we believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our executive compensation program or other circumstances suggest that a more frequent vote would be appropriate.

We understand that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this proposal.  Our board of directors will continue to engage with shareholders on executive compensation between shareholder votes.  You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year, or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the shareholders of PICO Holdings, Inc. determine, on an advisory basis, that the frequency with which the shareholders of the Company shall have an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, is:

Choice 1—every year;
Choice 2—every two years;
Choice 3—every three years; or
Choice 4—abstain from voting.

This vote may not be construed (1) as overruling a decision by the Company or our board of directors or (2) to create or imply any change or addition to the fiduciary duties of the Company or our board of directors.

The Board unanimously recommends that you vote “For” the option of once every three years as the frequency with which shareholders are provided an advisory vote on executive compensation, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement.

PROPOSAL NO. 4:
RATIFICATION OF
DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2011.

Although ratification by shareholders is not required by law, the board of directors has determined that it is desirable to request approval of this appointment by the shareholders.  If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP and may decide to retain them notwithstanding the vote.  Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.  In addition, if Deloitte & Touche LLP should decline to act or otherwise become incapable of acting, or if the engagement should be discontinued, the Audit Committee will appoint a substitute independent public registered public accounting firm. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the fiscal years ended December 31, 2010 and December 31, 2009:

	2010	2009

Audit Fees	$855,000	$970,000
Tax Fees	288,038	550,053
Audit-Related Fees	45,000	122,000
All Other Fees	-0-	-0-
Total	$1,188,038	$1,642,053

Audit Fees consist of fees we paid for (i) the audit of our annual financial statements included in our Annual Reports on Forms 10-K and reviews of our quarterly financial statements included in our Quarterly Reports on Forms 10-Q; (ii) services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory audits or consents; and (iii) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Tax Fees consist of fees for professional services for tax compliance, which totaled $219,913 and $286,510 in 2010 and 2009, respectively, and tax planning and advice services, which totaled $68,125 and $263,543 in 2010 and 2009, respectively.  These services included assistance regarding United States federal, state, local and international tax return preparation, tax audits and appeals, and advice on structuring potential mergers, acquisitions and disposals, altering employee benefit plans, and intra-group restructuring.

Audit-Related Fees consist of fees we paid for the audit of PICO Holdings, Inc. Employees 401(k) Retirement Plan and Trust and services related to proposed or consummated transactions and attestation services not required by statute or regulation and the related accounting or disclosure treatment for such transactions or events.

The Audit Committee has determined that the provision of non-audit services listed above is compatible with the independence of Deloitte & Touche LLP.

Audit Committee Pre-Approval Policy

Consistent with SEC policies regarding independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.  In recognition of this responsibility, the Audit Committee has recommended, and the board of directors has approved, pre-approval guidelines for all audit and non-audit services to be provided by the independent registered public accounting firm.  These pre-approval guidelines are:

(1)	At the earliest possible date, management shall inform the Audit Committee of each audit or non-audit service which management desires our independent registered public accounting firm to perform;
(2)	Management shall promptly provide to the Audit Committee detailed information about the particular services to be provided by our independent registered public accounting firm;
(3)
The supporting documentation provided to the Audit Committee by management shall be sufficiently detailed so that the Audit Committee knows precisely what services it is being asked to pre-approve; and

(4)
The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee.  All such pre-approvals shall be presented to the full Audit Committee at the Audit Committee’s next scheduled meeting.

Vote Required for Ratification of the Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of all the votes cast on the matter at the Annual Meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that Carlos C. Campbell, Robert G. Deuster, Kristina M. Leslie, Richard D. Ruppert, MD, and Julie H. Sullivan, Ph.D., are “independent directors” as defined by listing standards for the Nasdaq Global Market.  The independent directors have regularly scheduled executive session meetings at which only the independent directors are present.  In 2010, executive sessions were led by Mr. Weil as Chairman and independent director until he retired from the Board in August 2010, at which time Ms. Leslie fulfilled this duty as the lead independent director.  An executive session is held in conjunction with each regularly scheduled quarterly board meeting and other sessions may be called by the Chairman in his own discretion or at the request of the board of directors.

Board Leadership Structure

The Corporate Governance and Nominating Committee has been responsible for reviewing and making recommendations to the board of directors regarding the board’s leadership structure.  Prior to February 2008, the Chairman has generally been one of our officers.  The role of the Chairman is to manage the affairs of the board of directors, including ensuring that the board is organized properly, functions effectively and meets its obligations and responsibilities.  The Chairman also develops and approves agendas and presides at all meetings of the board of directors and the shareholders.  From November 1996 until May 2007, the position was held by Mr. Langley, one of our executive officers at the time.  After Mr. Langley informed the board of directors of his decision to voluntarily retire, the Corporate Governance and Nominating Committee and the board of directors considered whether the Chairman should be an independent director.  In the course of their evaluation, this Committee and the board of directors considered factors that included:

•	the challenges and opportunities of our Company, including the need for clear accountability;
•	the policies and practices in place to provide effective and independent oversight of management;
•	applicable regulatory requirements; and
•	corporate governance trends and practices of other large public corporations.

After considering these and other factors, in February 2008, the Corporate Governance and Nominating Committee recommended, and the board of directors approved, the election of an independent chairman.  As a result, Mr. Weil, who served as Lead Director from May 2007 until such time, was elected Chairman.  Mr. Weil served as Chairman until he retired from the Board in August 2010, at which point the board appointed Mr. Langley as Non-Executive Chairman and Ms. Leslie as Non-Executive Vice Chair.

Our board of directors believes that the current board leadership structure is best for our Company and our shareholders at this time because it:

•
Separates the offices of Chair and Chief Executive Officer.  As opposed to having a Chairman who is also the Chief Executive Officer, a non-executive Chairman enhances the board’s ability to provide oversight of management.

•
Provides for Succession Planning.  We have appointed Kristina M. Leslie as a non-executive Vice Chair in order to address our need for succession planning.  Additionally, Ms. Leslie is an independent director and her serving in a prominent role as the Vice Chair increases her visibility to our shareholders.

•
Requires substantial time.  The Chairman role has evolved to include significant duties and responsibilities, such as more interaction with executive management on strategic opportunities, capital formation, and other important matters, which may be difficult to reconcile with the full-time demands of managing the day-to-day affairs of the Company.

•
Enhances the independent oversight of management and reduces any conflicts of interest. Because the board of directors serves to oversee and monitor the actions of management, the board believes its leaders should be in a position to be critical of such actions.

Role of the Board of Directors in Risk Oversight

Our board of directors as a group is responsible for all risk oversight of our Company and, as such, has full access to management so that it can maintain open and continuous communication that ensures that the risks associated with the various aspects of our Company are appropriately identified and addressed.  In addition, each of our committees oversees a portion of the Company’s risk framework and controls.  Our Compensation Committee reviews the risks associated with compensation incentives. Our Audit Committee oversees the risks associated with (a) our financial statements, financial and liquidity risk exposures, including any material and pending legal proceedings, significant transactions, and investment guidelines and performance, (b) fraud, (c) security of and risks related to information technology systems and procedures, and (d) related party transactions and actual and potential conflicts of interests.  Our Corporate Governance and Nominating Committee oversees the policies and procedures related to director and management succession and transition. In carrying out each of their responsibilities in overseeing the Company’s policies with respect to risk, the committees discuss the issues with internal personnel and third parties that they deem appropriate.  After such review and discussions, the committees evaluate and report to the full board of directors each of their respective findings and recommendations.  The board of directors is ultimately responsible for the adoption of any such recommendations.

The Company's leadership structure compliments our board of directors’ risk oversight function.  The separation of the offices of the Chief Executive Officer and the Chairman promotes effective consideration of matters presenting significant risks by management and directors.  Our board of directors’ role of risk oversight has not specifically affected its leadership structure.  Our board of directors regularly reviews its leadership structure and evaluates whether it is functioning effectively.

Committees of the Board of Directors

The board of directors has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.  Our Audit and Compensation Committees are composed solely of independent directors.  Our Corporate Governance and Nominating Committee is not composed entirely of independent directors.  As a result, any nominations for our board of directors must be approved by a majority of our independent directors.  The committees operate pursuant to written charters, which are available on our website under “Corporate Governance” at http://investors.picoholdings.com.  The following table sets forth the three standing committees of the board, the current members of each committee and the number of meetings held by each committee in 2010.

Audit Committee. The Audit Committee consists of Ms. Leslie (Chair), Mr. Campbell, Dr. Ruppert, Dr. Sullivan, and Mr. Deuster, none of whom has been or is an officer or employee of our Company.  Each member of the Audit Committee, in the judgment of the board of directors, is independent as that term is defined in the listing standards for the Nasdaq Global Market.  In 2010, this committee met six times.  The functions of the Audit Committee include:  (a) meeting with the independent registered public accounting firm to review their reports on their audits of our financial statements, their comments on our internal control over financial reporting and the action taken by management with regard to such comments; (b) reviewing and approving all related persons transactions; (c) reviewing auditor independence; (d) issuing an Audit Committee report to the shareholders; and (e) the appointment of our independent registered public accounting firm and pre-approving all auditing and non-auditing services to be performed by such firm.  The Audit Committee has the authority, in its discretion, to order interim and unscheduled audits to investigate any matter brought to its attention and to perform such other duties as may be assigned to it from time to time by the board of directors.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010, its accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Compensation Committee. The Compensation Committee consists of Mr. Campbell (Chairman), Ms. Leslie, Dr. Ruppert and Mr. Deuster.  None of its members is or has been an officer or employee of our Company, and our board of directors has determined that each member of the Compensation Committee is independent as that term is defined in the listing standards for the Nasdaq Global Market.  The Compensation Committee met three times in 2010.  The functions of the Compensation Committee include:  (a) evaluating the performance of, and set compensation for, our Chief Executive Officer and other senior management; (b) reviewing and approving the overall executive compensation program for our executives and the executives of our subsidiaries; (c) considering and reviewing compensation levels for services as a member of our board of directors and its committees; (d) making recommendations to our board of directors with respect to new cash-based incentive compensation plans and equity-based compensation plans; and (e) administering and granting awards under the PICO Holdings, Inc. 2005 Long-Term Incentive Plan.  The Compensation Committee’s goals are to attract and retain qualified directors and key executives critical to our long-term success, to reward executives for our long-term success and the enhancement of shareholder value, and to integrate executive compensation with both annual and long-term financial results.  Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met two times in 2010.  Its members consist of Dr. Sullivan (Chair), and Messrs. Campbell, and Slepicka.  Dr. Sullivan and Mr. Campbell are not and have not been an officer or employee of our Company.  In the judgment of the board of directors, Dr. Sullivan and Mr. Campbell are independent as that term is defined in the listing standards for the Nasdaq Global Market.  The functions of the Corporate Governance and Nominating Committee include: (a) identifying, reviewing, evaluating and selecting candidates to be nominated for election to the board of directors; (b) identifying and recommending members of the board of directors to committees; (c) overseeing and implementing the system of the corporate governance of the Company; and (d) overseeing the plans and process to monitor, control and minimize our risks and exposures.

Director nominees.  The Corporate Governance and Nominating Committee works with the board of directors to determine the appropriate characteristics, skills, and experience for the board as a whole and its individual members.  In evaluating the suitability of individual board members, the Governance and Nominating Committee and the board take into account many factors, including:

•	leadership skills;
•	business experience;
•	academic credentials;
•	inter-personal skills;
•	the ability to understand our business;
•	the understanding of the responsibilities of being a director of a publicly held company;
•	corporate experience;
•	prior experience on other boards of directors; and
•	the potential for contributing to our success.

Although we do not currently have a policy with regard to the consideration of diversity in identifying candidates for election to the board, the Corporate Governance and Nominating Committee recognizes the benefits associated with a diverse board, and takes diversity considerations into account when identifying candidates.  The Corporate Governance and Nominating Committee utilizes a broad conception of diversity, including diversity of professional experience, employment history, prior experience on other boards of directors, and more familiar diversity concepts such as race, gender and national origin.  These factors, and others considered useful by the Corporate Governance and Nominating Committee, will be reviewed in the context of an assessment of the perceived needs of the board at a particular point in time.  After assessing the perceived needs of the board, the Corporate Governance and Nominating Committee identifies specific individuals as potential director candidates with relevant experience.  The priorities and emphasis of the Corporate Governance and Nominating Committee and of the board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective board members.  The Corporate Governance and Nominating Committee establishes procedures for the nomination process and recommends candidates for election to the board.  Consideration of new board nominee candidates involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates.  Board members or employees typically suggest candidates for nomination to the board.  In 2010, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board nominee candidates.

The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders; however, such recommendations must be submitted in writing to our Corporate Secretary along with the candidate’s resume and any other relevant information.  See “Shareholder Nomination of Directors” below.  Because our Governance and Nominating Committee is not composed entirely of independent directors, any nominations for our board of directors must be approved by a majority of our independent directors.

Audit Committee Financial Experts

Pursuant to Section 407 of the Sarbanes-Oxley Act of 2002, the board of directors has determined that Kristina M. Leslie, Richard D. Ruppert, M.D. and Julie H. Sullivan, Ph.D, are “independent” and are each qualified as an audit committee financial expert as defined in Regulation S-K, Item 407 of the United States Securities Exchange Act of 1934, as amended, or Exchange Act.

Directors’ Attendance

In 2010, there were five meetings of the board of directors.  All of the directors attended 75% or more of the aggregate of their respective board and committee meetings.

It is the policy of the board that each director, in the absence of extenuating circumstances, should attend our Annual Meeting in person.  All of our directors, except Dr. Sullivan attended our 2010 Annual Meeting.

Shareholder Nomination of Directors

Any shareholder of the Company may nominate one or more persons for election as a director at an Annual Meeting of Shareholders if the shareholder complies with the notice, information and consent provisions contained in our bylaws.  We have an advance notice bylaw provision.  In order for the director nomination to be timely for the 2012 Annual Meeting, a shareholder’s notice to our secretary must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary of the date of the 2011 Annual Meeting.  As a result, any notice for a director nomination given by a shareholder pursuant to the provisions of our bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than January 13, 2012 and no later than the close of business on February 12, 2012.

If the date of our 2012 Annual Meeting is a date that is not within 30 days before or 60 days after May 13, 2012, the anniversary date of our 2011 Annual Meeting, notice by the shareholder of a proposal must be received no earlier than the close of business on the 120th day before the Annual Meeting and not later than the close of business of (i) the 90th day prior to such Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made by us.

Shareholder nominations must include the information regarding each nominee required by our bylaws.  A copy of our bylaws is posted on our website under “Corporate Governance” at http://investors.picoholdings.com.  Nominations not made according to these procedures will be disregarded.  The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders, when submitted in writing along with the candidate’s resume and any other relevant information. All candidates (whether identified internally or by a qualified shareholder) who, after evaluation, are then recommended by the Governance and Nominating Committee and approved by the board, will be included in our recommended slate of director nominees in our proxy statement.  A copy of the Corporate Governance and Nominating Committee’s Charter is posted on our website under “Corporate Governance” at http://investors.picoholdings.com.

For information about shareholder proposals (other than nominations of directors), please see “Shareholder Proposals to be Presented at Next Annual Meeting” on page 38 of this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee determines our compensation objectives, philosophy and forms of compensation and benefits for our executive officers.  This Compensation Discussion and Analysis discusses and analyzes our executive compensation program and information shown in the executive compensation tables for our fiscal year 2010 that follow.

Our executive compensation program is designed to retain our executive officers and, when warranted, reward them for achieving superior growth in book value per share with moderate risk.  This Compensation Discussion and Analysis discusses the principles underlying our compensation policies and the practices and decisions of the Compensation Committee with respect to our named executive officers.  For the year ended December 31, 2010, our named executive officers were:

•	John R. Hart	President and Chief Executive Officer (our “CEO”)
•	Maxim C.W. Webb	Executive Vice President and Chief Financial Officer
•	John T. Perri	Vice President and Chief Accounting Officer
•	James F. Mosier	General Counsel and Secretary
•	W. Raymond Webb	Vice President of Investments

Executive Summary

In this Executive Summary, we highlight (1) our compensation philosophy, (2) the key practices in our executive compensation program as they relate to corporate governance, risk mitigation and best practices, and (3) the relationship between executive compensation, including incentive compensation of our CEO and our other named executive officers, and our financial performance for fiscal 2010.

Our Executive Compensation Philosophy and Programs

We have a simple compensation philosophy, which is to hire good people and pay them fairly.  We define “good people” as individuals who are smart, experienced, hardworking, and honest.  Recognizing how disruptive and costly it is to replace good people and how difficult it is to find them, we want our key executive officers, if they perform, to be compensated at a level that exceeds what they could earn at any other similar company.  Given our historical performance and the relatively small number of people who are responsible for these results, we see little reason to change our approach.  In the case of our CEO, we recognize that he was instrumental in restructuring the Company and developing and implementing our business model.  Following this business model has resulted in outstanding historical performance.  Over the past 10 years, shareholders’ equity has grown by over 180% and our stock price has risen by over 150%.  This compares to 14.7% growth in the Standard & Poor’s 500 over the same period.  Our CEO has been with the Company for over 15 years and our other named executives have all been with the Company for over 12 years.

Our small management team provides for more efficient decision making and greater accountability.  It also allows us to pay those individuals more because our total compensation across the Company is less than our peers.  Incentive compensation is a key component of our executive compensation program, which allows our executive officers to earn above-average compensation if they achieve superior growth in book value per share.  We tie these awards to a benchmark of the five-year average of the Standard & Poor’s 500 index in order to emphasize long-term performance.  We do not have a short-term focus on earnings.  Although incentive compensation may be awarded in a particular year, this compensation is a result of years of efforts that are recognized when there is a monetization event. This more closely aligns the compensation of our executive officers with our corporate objectives and risk tolerance.  We made no incentive compensation awards in 2010.

Our executive compensation program is subject to a thorough process that includes Compensation Committee review and approval of program design and practices; the advice of a third-party compensation consultant engaged by the Compensation Committee; and long-standing, consistently applied practices with respect to incentive compensation.

Company’s Performance in 2010.

We measure our success by the long-term growth in our book value per share with moderate risk.  In 2010, our book value per share decreased by 3% from 2009, primarily because, due to a continuation of modest economic activity in our markets, we had few asset monetizations and therefore had no significant realized gains in the year.

Additionally, we use changes in our stock price as a metric for measuring our long-term performance.  Our CEO and other named executive officers have been awarded stock based compensation in the form of Stock Appreciation Rights and Restricted Stock Units, or RSUs.  Their compensation is, therefore, closely aligned to the long-term growth in our  stock price.  In 2010, our stock price reached a high of $39.47 per share during the second fiscal quarter and a low of $27.39 per share during the third fiscal quarter.  In 2009, our stock price reached a high of $35.34 and a low of $19.75.

Executive Compensation Actions 2010.

In summary, we took the following actions regarding executive compensation in 2010:

•	As a result of changes in personnel and the growth and complexity of the company we increased the base salary for our Chief Financial Officer and Chief Accounting Officer;

•	As a result of the Company’s performance in 2010 and the decline in book value per share, none of our executive officers earned an annual incentive award; and

•
As a result of our retention objectives and recognition of our CEO’s critical value to the Company, our CEO was granted an RSU award covering 400,000 shares of our common stock, while our Chief Financial Officer and Chief Accounting Officer were granted RSU awards covering 40,000 and 14,000 shares of our common stock, respectively.   These RSU awards do not vest until October 2014.

Base Salary Increases

Mr. M. Webb assumed additional responsibilities, resulting in a decision by the Compensation Committee to increase his annual base salary from $358,290 to $500,000 in 2010.  Further, we revised the employment terms for Mr. Webb to eliminate certain post-termination severance payments, as well as any associated tax gross-ups.  Additionally, Mr. Perri also assumed greater responsibilities in 2010, resulting in a decision by the Compensation Committee to promote him to Chief Accounting Officer and to increase his annual base salary from $197,224 to $275,000.

Equity Awards

Historically, the Company has not made annual stock-based awards.  This results in the appearance, as of the date of grant, that the equity incentive compensation of our executive officers is greater than that of our peers.  Our equity awards are intended to be multi-year awards, however, our executive officers cannot realize the value of these awards until after four years.  Thus, when viewed on a multi-year basis, the equity incentive compensation of our executive officers is consistent with the practices of our  peers.  We believe that this approach more closely aligns the interests of our executive officers with the interests of our shareholders, is consistent with achieving superior long-term growth in book value per share and provides attractive incentive to remain employed by the Company.
Our Executive Compensation Components

The following table lists the principal components of our executive compensation program and the primary purpose of each.

Component	Objectives and Basis	Form
Base salary	Provide base compensation that is competitive for each role. Reviewed on an annual basis.	Cash
Annual incentive awards	Annual incentive for superior performance and to retain executive officers.	Cash
Long-term incentives
Long-term incentives are awarded from time to time at the discretion of the Compensation Committee for superior performance and to align the interests of our executive officers and other employees with those of our shareholders; retain executive officers through long-term vesting.
Restricted Stock Units
Retirement benefits	Retain and recruit our executive officers.	401(k) plan
Deferred Compensation Opportunity	Retain and recruit our executive officers by offering them an opportunity to defer income tax on amounts deferred.	Non-qualified deferred compensation plan
Insurance and other benefits	Provide for the safety and wellness of our executive officers.	Various
Termination and severance benefits	Retain and recruit our executive officers.	Various, including cash and accelerated vesting of long-term incentives

Our Business and How it Relates to Our Executive Compensation Philosophy

As described under “Item 1. Business” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, we are a diversified holding company.  To maximize long-term shareholder value, our strategic mission is to manage operations to achieve a superior return on net assets by:

•	Building and operating businesses with unique assets that we believe have the potential to create significant value; and
•	Acquiring businesses that we identify as undervalued and where our management participation in operations can aid in the recognition of the businesses’ fair value as well as create additional value.

This business strategy requires a management team with demonstrated expertise in asset and business acquisitions, investments of all types of securities (public and private) and financial management and business operations of acquired entities in local as well as international markets.  This team must review, operate and manage a broad and diversified range of businesses, investments, assets, and operations that currently include water resources and storage, real estate, and insurance, but may include related or unrelated businesses in the future.  In addition, this team must assist in setting strategic direction for each business and the company as a whole.  This team is also responsible for seeking and investigating new investment and acquisition opportunities as well as coordinating and maintaining good investor relations.

Given our historical performance, the relatively small number of executive officers responsible for pursuing our business strategy and the expertise we require our management team to possess in order to successfully pursue our business strategy, we believe it is necessary to target total compensation at a level that allows us to retain, and recruit, high quality executives, which is one of the primary objectives of our executive compensation program.

The Role of the Compensation Committee in Determining Executive Compensation

Our Compensation Committee is composed of “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee directors” within the meaning of Exchange Act Rule 16b-3, who also meet the independence requirements of the Nasdaq Global Market.  Carlos C. Campbell is Chairman of our Compensation Committee.  The other Compensation Committee members are Kristina M. Leslie, Richard D. Ruppert, M.D. and Robert G. Deuster.

The Compensation Committee is responsible for assuring that all of our executive compensation decisions are developed, implemented and administered in a way that supports our fundamental philosophy that a significant portion of executive compensation is linked to our performance.  To this end, the Compensation Committee oversees and administers all of our executive compensation plans and policies, administers the PICO Holdings, Inc. 2005 Long-Term Incentive Plan (including reviewing and approving grants of awards under the 2005 Long-Term Incentive Plan), and annually reviews and approves the individual elements of the named executive officers’ total compensation package.

The Compensation Committee reviews and, if appropriate, updates its charter on an annual basis to ensure that it reflects its goals and objectives.  In 2010, in order to enhance our corporate governance and oversight of the compensation process, the Compensation Committee revised its charter to include the following sentence:  “All decisions by the Compensation Committee which affect employment agreements, salaries, incentive awards/bonuses, or any awards granted under the Company’s 2005 Long Term Incentive Plan, shall only be effective when memorialized in a written resolution or consent and signed by all members of the Compensation Committee.”  A copy of the Compensation Committee’s Charter is posted on our website under “Corporate Governance” at http://investors.picoholdings.com.

Assessment of 2010 Compensation

In early 2010, the Compensation Committee engaged Matthews, Young in connection with its review of the compensation arrangements of our named executive officers in effect for 2010.  In addition, Matthews, Young assisted us in evaluating whether our compensation policies and practices for all employees create risks that are reasonably likely to have a material adverse effect on the Company.  As a result of changes in personnel and responsibilities, in the latter half of 2010, the Compensation Committee reviewed and reassessed the compensation packages offered to our named executive officers.  As part of that process, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to review our compensation structure.  Compensia completed their report in late 2010.

Though each of our named executive officers is directly responsible for the effective management of a discrete aspect of our operations and administration, the named executive officers are jointly responsible for the execution of our plans and strategies.  Accordingly, the Compensation Committee requested that Compensia provide a variety of comparative metrics by which the committee would assess the compensation of our named executive officers:

(1)
a comparison of the average salaries, average cash compensation, and average equity awards of our named executive officers as a group over the last four years against the executive officers of our peer group whose scope of accountability and position in the executive management hierarchy are similar to ours as a group;

(2)
a comparison of the average salaries, average cash compensation, and average equity awards of our named executive officers, excluding our CEO, as a group over the last four years against the executive officers of our peer group, excluding their chief executive officers and next most highly compensated named executive officers, whose scope of accountability and position in the executive management hierarchy are similar to ours as a group;

(3)	a comparison of the individual base salary, other cash compensation and equity awards of our CEO against the chief executive officers of our peer group; and
(4)
a comparison of the individual base salary, other cash compensation and equity awards of each of Messrs. M. Webb, R. Webb, Perri and Mosier against the average compensation of the named executive officers of our peer group, in each case, excluding the compensation of their chief executive officer.

In addition to engaging a compensation consultant, the Compensation Committee often seeks input from our management.  For example, some of our named executive officers and other executive officers have from time to time assisted the Compensation Committee in gathering compensation data.  Our human resources department also gathers and reviews major compensation studies and salary surveys and monitors the consumer price index.  Based on the human resources department’s summary of these studies, surveys and reports, management will recommend a payroll adjustment for the upcoming year to the Compensation Committee.  In accordance with NASDAQ rules, however, (i) our named executive officers did not vote on executive compensation matters, and (ii) none of our named executive officers was present when his own compensation was being discussed or approved.

The following is the Company’s peer group.  As in prior years, the peer group companies were selected from industry categories that were comparable to our businesses, operations and strategies, with a particular emphasis on companies (i) where management teams must have asset acquisition, investment, operational and financial management skills similar to those required to implement our business strategy and (ii) in the industries in which we have made acquisitions and conduct operations.

Our peer group for 2010 consisted of  the following companies:

2010 Peer Group Companies
American Capital Ltd	Harris & Harris Group, Inc.	MCG Capital Corporation
Ampal-American Israel Corporation	Hercules Technology Growth Capital Inc.	Redwood Trust, Inc.
Capital Southwest Corporation	Internet Capital Group, Inc.	Safegaurd Scientifics, Inc.
Capital Trust, Inc.	Kohlberg Capital Corporation

The peer group includes holding and finance companies that have principal businesses similar to ours.  In order to develop competitive market compensation data on similarly-sized organizations in comparable industry categories, our peer group generally includes only companies that are similar in size to us, measured by total shareholders’ equity, total assets or market capitalization.

General Determination of 2010 Compensation and Elements of Executive Officer Compensation

1.           Annual Cash Compensation

Annual cash compensation comprises base salary and annual incentive awards.

Base Salary

We seek to provide base compensation that is competitive for the duties and responsibilities of our named executive officers.  At the beginning of 2010, each named executive officer’s base salary was increased by approximately 4%.  Thereafter, the base salaries of two of the named executive officers were further adjusted in 2010 as a result of changes in their roles and responsibilities.

As a result of changes in personnel and growth in both the size and complexity of our Company, which resulted in Mr. M. Webb assuming additional responsibilities, we increased his annual base salary from $358,290 to $500,000.  Further, we revised his employment terms to eliminate post-termination severance and the associated tax gross-up which could have been due upon the payment of any post-termination severance.  As a result of changes in personnel and growth in both the size and complexity of our Company, which resulted in Mr. Perri assuming greater responsibility, he was promoted to Chief Accounting Officer and his base salary was increased from $197, 224 to $275,000.  As a result of the changes to base salaries of Mr. M. Webb and Mr. Perri, the Compensation Committee’s 2010 executive compensation review found that, as compared with the aggregate base salary of other similarly positioned executive officers in our peer group, the base salaries of Messrs. Hart and Webb exceeded the 75th percentile and the base salary of Mr. Perri approximates the market median.

See “—Summary Compensation Table” below for the base salaries paid to our named executive officers during 2010.

Annual Incentive Awards

We provide annual incentive awards that are based on the Company’s long-term performance, rather than short-term focus on earnings.  Accordingly, these awards motivate our executive officers and align their interests with those of our shareholders by increasing their  annual compensation if superior growth in book value per share occurs.  We tie these annual incentive awards to a benchmark of the five-year average of the Standard & Poor’s 500 index in order to emphasize long-term performance.  Although an incentive award may be earned in a particular year, the award is a result of years of effort that is recognized when there is a monetization event.  We believe that this approach more closely aligns our executive officers’ pay with our corporate objectives and risk tolerance.

Our CEO’s employment agreement provides for incentive compensation when our growth in book value per share exceeds a pre-determined threshold level.  Each year’s threshold level is equal to 80% of the Standard & Poor’s 500’s annualized total return for the previous five calendar years.  If our growth in book value per share in a fiscal year exceeds the threshold level, our CEO is to receive 7.5% of the increase in book value per share multiplied by the number of shares of our common stock outstanding at the beginning of the fiscal year.

In addition, our practice is to provide Messrs. M. Webb, Perri and R. Webb with an annual incentive award equal to his base salary multiplied by the ratio of the annual incentive compensation payments (including any discretionary payments) paid to our CEO to our CEO’s base salary.  For example, if our CEO’s total incentive compensation payments equal 50% of his base salary, each of these named executive officers is eligible to  receive an incentive compensation award equal to 50% of his base salary.  As a result, the incentive compensation opportunity for each of these three named executive officers is indirectly based on the same growth in book value per share metric that is applicable to our CEO.

For 2010, book value per share decreased by 3%.  As a result, neither our CEO nor any of Messrs. M. Webb, Perri or R. Webb received an annual incentive compensation award for 2010.

2.           Long-Term Incentives

Historically, the Company has not made annual awards of long-term incentives.  Consequently, when we do make such awards, this may result in the appearance that we have granted equity incentive compensation at levels in excess of the companies in our peer group.  When we do make long-term incentive awards, they are intended to be multi-year awards.  Historically, on a multi-year basis, the value of equity incentive compensation of our executive officers is consistent with the practices of our peer group.

Under the 2005 Long-Term Incentive Plan, the Compensation Committee may award to participants various forms of equity-based incentives, including stock appreciation rights, or SARS, stock options, restricted stock, restricted stock units, or RSUs, performance awards, deferred compensation awards and other stock-based awards.

Prior to 2009, the equity incentive compensation awarded to our named executive officers had been made solely in the form of stock-settled SARs.  During 2010, the Compensation Committee determined to grant equity incentive compensation in the form of RSU awards for the following reasons:

•	full value RSU awards are less dilutive than stock-settled SAR because we can provide the same aggregate grant date award value while using fewer shares;

•
full value RSU awards continue to have retentive value and help to align the interests of our executive officers with those of our shareholders even in periods of minimal stock price appreciation or stock price decline;

•	full value RSU awards are less likely to encourage short-term risk-taking at the expense of long-term results; and

•	granting a combination of stock-settled SARs and full value awards such as RSUs is currently the prevalent practice among our peer group companies.

During 2010, we granted the following RSU awards to our named executive officers:

Name	2010 RSU Grant
John R. Hart	400,000
Maxim C. W. Webb	40,000
John T. Perri	14,000

The Compensation Committee decided to grant our CEO a significant equity award in 2010 in recognition of his critical value to the company.  In particular, the Compensation Committee noted that he had not previously received any equity awards since 2007.  To achieve its retention objectives and to provide further incentive for him, the Compensation Committee determined, after reviewing the equity practices of the peer group and the equity holdings of the chief executive officers at the companies in the peer group, to grant our CEO an RSU award covering 400,000 shares of our common stock with a grant date fair value of $12,276,000.

In making this award, the Compensation Committee took into consideration that as a multi-year award, our CEO cannot realize any value from the award until the completion of its four-year vesting schedule.  Consequently, he will have to remain with the Company for the full four-year period to obtain any benefit from the award.  The Compensation Committee also noted that, under the SEC’s executive compensation disclosure rules, the Company is required to report the total value of the entire RSU award in our Summary Compensation Table in the year of grant.  However, for financial statement reporting purposes, we will record compensation expense ratably for the award over its four-year vesting schedule.

In addition, in recognition of the changes in personnel and the increased size and complexity of the Company and in line with our goal of retaining our key executives, in 2010, the Compensation Committee awarded 40,000 RSUs to Mr. M. Webb and 14,000 RSUs to Mr. Perri.  In making these awards, the Compensation Committee took into consideration that, as a multi-year award, they cannot realize any value from their awards until the completion of the RSUs’ four-year vesting schedule.  Consequently, they will both have to remain with the Company for the full four-year period to obtain any benefit from their awards.

See “—Summary Compensation Table” below for the aggregate grant date fair value of the RSU awards granted to our named executive officers during 2010.

3.           Retirement and Deferred Compensation Plans

We maintain the PICO Holdings, Inc. 401(k) Employees Retirement Plan and Trust to provide a tax-deferred means to save for retirement.  The named executive officers have the opportunity to participate in this Section 401(k) plan on the same basis as all of our other employees.

We also maintain a nonqualified deferred compensation plan, which allows our executive officers to elect to defer compensation they earn and receive the tax benefits associated with delaying the income tax on the compensation deferred.  We do not make any matching or other contributions to the nonqualified deferred compensation plan.  The amounts deferred under the plan are credited with interest, earnings, appreciation, losses and depreciation based on the performance of equities, bonds or cash selected by the participants, and are held in a grantor trust, the assets of which are subject to the claims of our creditors.

See “—Nonqualified Deferred Compensation” below for a description of our nonqualified deferred compensation plan and the amounts deferred by our named executive officers thereunder.

4.           Insurance and Other Benefits

We generally provide insurance and other benefits to provide for the safety and wellness of our employees.  These benefits include health insurance, life insurance, dental insurance, vision insurance, and disability insurance, which are available to all employees, including our named executive officers, on a nondiscriminatory basis.  We also provide paid parking for employees in our La Jolla, California office.

5.           Termination and Change in Control

We provide certain termination of employment and change in control payments and benefits to our named executive officers.  We provide these payments and benefits to help retain and recruit our named executive officers, which is one of the primary objectives of our executive compensation program.

Termination Benefits

Mr. Hart.  Pursuant to the operation of the terms of his employment agreement, at December 31, 2010, our CEO was not eligible to receive any severance payments or benefits as a result of a termination of employment.  This result is under review and the Company may decide to revise our CEO’s severance arrangements in the future.  Our CEO (or his beneficiary, as appropriate) is  also eligible to receive the pro rata portion of any annual incentive award with respect to the year in which his employment is terminated.  Additionally, the RSU awards that the Company granted to our CEO will fully vest upon his termination of employment without cause, excluding death or disability, and on a change in control transaction.

Mr. M. Webb.  On December 31, 2010, the Company and Mr. M. Webb entered into an agreement to modify the terms of his employment.  Pursuant to this agreement, Mr. Webb agreed to terminate his prior employment agreement dated March 3, 2009 and continue on an “at will” basis without a contractual right to severance payments or benefits other than in accordance with our current benefit plans available to employees of the Company generally.  Mr. Webb voluntarily agreed to surrender his contractual severance payments and benefits as part of the Company’s overall review of executive compensation in 2010.  Severance payments and benefits under our current benefit plans generally include two weeks of base salary for each full year of employment with us if we terminate a participant’s employment for any reason other than cause.  Additionally, the RSU awards that the Company granted to Mr. Webb will fully vest upon his termination of employment without cause, excluding death or disability, and on a change in control transaction.

Messrs. Perri, R. Webb and Mosier.  None of Messrs. Perri, R. Webb and Mosier are a party to an employment agreement with us and they are only entitled to severance payments and benefits under our generally applicable severance benefit plan.  As described above, payments and benefits under this plan generally include two weeks of base salary for each full year of employment with us if we terminate a participant’s employment for any reason other than cause.  Additionally, the RSU awards that the Company granted to Messrs. Perri and R. Webb will fully vest upon their termination of employment without cause, excluding death or disability, and on a change in control transaction.

Equity Acceleration

Our 2005 Long-Term Incentive Plan was approved by our shareholders on December 8, 2005, and it has not been materially amended since this date.  All stock-settled SAR granted and outstanding under our 2005 Long-Term Incentive Plan are fully vested at this time.  The vesting conditions, restriction periods or performance goals applicable to any outstanding shares subject to an RSU award or other award under our 2005 Long-Term Incentive Plan will be accelerated and/or waived upon a change in control of the Company or termination of employment without cause.  We provided for this “single trigger” accelerated vesting arrangement under our 2005 Long-Term Incentive Plan in order that participants might appropriately share in the value they created for our shareholders to the full extent of our prior equity awards.  While a change in control transaction may accelerate the creation of value for shareholders, it may also eliminate any potential for the executive officers to realize additional value with respect to their equity awards over the intended vesting period.  Likewise, a termination of employment for other than cause would eliminate the executive officer’s ability to realize the additional value they created in the Company.

See “—Potential Payments upon Termination or Change in Control” for a more detailed description of our termination and change in control benefits for the named executive officers.

Aligning Shareholder and Executive Interests

We employ a multi-faceted compensation strategy to reward executives for achieving a superior return on net assets over the long term with moderate risk.  In 2010, the Compensation Committee engaged Compensia as an independent compensation advisor to assist in reviewing prevailing market practices for incentive cash compensation, stock ownership guidelines and use of equity as long term incentives.  The Compensation Committee discussed the effectiveness of stock ownership guidelines as a means of complementing our current compensation strategy for aligning shareholder and executive interests.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, annual compensation in excess of $1 million to each of a company’s Chief Executive Officer and three other most highly compensated executive officers (not including the Chief Financial Officer) is not deductible as compensation expense for United States federal income tax purposes unless it satisfies the “performance-based compensation” exception of Section 162(m).  Stock-settled stock appreciation rights should qualify as performance-based compensation.  In structuring the annual- and long-term incentive awards for our named executive officers, the Company determined that shareholder interests would best be served by not restricting the Company’s discretion and flexibility by trying to qualify these components as “performance-based.”  Therefore, the amount of base salary, annual incentive awards, and discretionary bonuses and RSU awards in excess of $1 million to any one of our named executive officers subject to the Section 162(m) limitations will not qualify for a corporate tax deduction for the amount in excess of $1 million.

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that we specifically incorporate it by reference into such filing.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on that review and discussion, the Compensation Committee has recommended to the board of directors, and the board has approved, that the foregoing Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010 and our 2011 proxy statement on Schedule 14A.

Compensation Committee: Carlos C. Campbell, Chairman Kristina M. Leslie Richard D. Ruppert, M.D. Robert G. Deuster

RISK CONSIDERATIONS

The SEC’s disclosure rules require us to analyze our compensation policies and practices for our named executive officers as well as those policies and practices in effect for our business segments and all employees, and to provide specific disclosure if the risks arising from these compensation policies and practices are reasonably likely to have a material adverse effect on the company.  We engaged Matthews, Young to assist the company and the board of directors in reviewing our compensation policies and practices to determine whether they encourage unnecessary or excessive risk-taking.  Together, we reviewed each element of our compensation program, the purpose of each compensation plan, participation level, assignment of plan administration authority, performance measurement, and incentive award potential.  We also jointly reviewed the competiveness and mix of compensation elements comprising our total executive compensation package.  Matthews, Young prepared a written report and presented this report to senior management who were able to provide valuable insight into our risk profile.  In addition, Matthews, Young reviewed its findings directly with the Compensation Committee.

As a result of our review, we find the following with respect to our risk profile:

●	Our focus is on long-term growth with minimal leverage and this philosophy is conducive to minimizing compensation related risks;
●	Incentive plans are well designed, effectively administered, focused on relevant performance measures;
●	Our plans are reasonable with respect to potential compensation levels;
●	The elements of our compensation plan are appropriately weighted in our overall mix that achieves a balance of focus between operating results and strategic results;
●
Base salaries for executive officers are sufficiently competitive to eliminate the need for them to take unnecessary risk in order to earn large incentives necessary to provide adequate cash compensation; and

●
Equity-based compensation levels are competitive and sufficient to provide a balanced focus between short- and long-term priorities and results and does not encourage the taking of short-term risks at the expense of long-term results.

We have concluded that our compensation policies, plans, and practices do not encourage unnecessary or unreasonable risk-taking and do not encourage executives or employees to take risks that are reasonably likely to have a material adverse effect on the company

Summary Compensation Table

The following table presents information concerning the compensation of the named executive officers for services during 2010, 2009 and 2008.  The SEC’s current executive compensation disclosure rules require us to value stock awards and option awards reported in the following table using the grant date fair value of the awards, rather than using the amount recognized for financial statement reporting purposes to value these awards.  Because these rules differ from the original disclosure rules, the amounts reported below for stock option awards in 2008 differ from the amounts previously reported in our Summary Compensation Table for 2008, and, as a result, each named executive officer’s total compensation amounts for 2008 are also different than the amounts previously reported.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total Compensation ($)

John R. Hart	2010	1,964.251		12,276,000			38,150	14,278,401
President & Chief Executive	2009	1,888,703	508,691(2)				32,250	2,429,644
Officer	2008	1,790,239					30,500	1,820,739

Maxim C. W. Webb	2010	405,626		1,227,600			38,150	1,671,376
Executive Vice President, Chief	2009	344,510	92,788(2)	1,580,000			32,250	2,049,548
Financial Officer & Treasurer	2008	326,550					30,500	357,050

John T. Perri (5)	2010	223,149		429,660			33,542	686,351
Vice President and
Chief Accounting Officer

W. Raymond Webb	2010	241,932					34,053	275,985
Vice President, Investments	2009	232,628	62,654(4)	592,500			30,384	918,166
	2008	220,500					29,240	249,740

James F. Mosier (5)	2010	120,692	6,035				42,415	169,142
General Counsel and Secretary

_____________________________
(1)
Represents the aggregate grant date fair value of awards of restricted stock units granted in 2010 and 2009.  The aggregate grant date fair value of these awards was computed in accordance with applicable accounting guidance.

(2)
As described in more detail in the narrative discussion following  the “Grants of Plan-Based Awards” table below, the amounts in 2009 represents our CEO’s annual incentive compensation earned in 2009 based on a formula in his employment agreement

(3)
Amounts in this column include contributions made by the Company on behalf of the named executive officers to the PICO Holdings, Inc. 401(k) Employees Retirement Plan and Trust and an annual profit-sharing contribution.

(4)
The amount in 2009 represents a discretionary annual incentive award paid to Mr. R. Webb for 2009.  Although Mr. R. Webb’s annual incentive award is discretionary, it was calculated using the same formula applicable to the annual incentive awards for the other named executive officers.

(5)	Messrs. Perri and Mosier became named executive officers during 2010.

Grants of Plan-Based Awards Table

The following table presents information regarding the equity-based awards granted in to the named executive officers during 2010.

Name	Grant Date and Date of Committee Action	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
		(#)(1)	($)(1)
John R. Hart
Restricted Stock Units	10/28/2010	400,000	12,276,000

Maxim C.W. Webb
Restricted Stock Units	10/28/2010	40,000	1,227,600

John T. Perri
Restricted Stock Units	10/28/2010	14,000	$429,660
_____________________________
(1)
Represents restricted stock units granted under the 2005 Long-Term Incentive Plan.  The aggregate grant date fair value of these awards was computed based on the closing price of the Company’s stock on the date of grant.

Annual Bonus Opportunity.  Pursuant to the terms of our CEO’s employment agreement, he is to receive an annual incentive compensation when our growth in book value per share exceeds a pre-determined threshold level.  The threshold level for each year is calculated as 80% of the Standard & Poor’s 500’s annualized total return for the previous five calendar years.  If our growth in book value per share in a fiscal year exceeds the threshold level, he will receive an amount equal to 7.5% of the increase in book value per share multiplied by the number of shares of our common stock outstanding at the beginning of the fiscal year.

It is our practice to award annual incentive compensation awards to certain of our named executive officers if our CEO earns an annual incentive award in the given year.  The amount of each named executive officer’s annual incentive award is generally equal to the percentage of such named executive officer’s annual base salary as the CEO’s award is of his annual base salary.  For example, if our CEO’s total incentive compensation award equal 50% of his base salary, each of the named executive officers will receive an incentive compensation award equal to 50% of his base salary.  As a result, the incentive compensation opportunity for our named executive officers is indirectly based on the same growth in book value per share metric that is applicable to our CEO.

Any annual incentive compensation award payable to the named executive officers will be paid within 2½ months after the end of the fiscal year in which earned.  For our 2010 incentive compensation calculation, we determined that book value per share decreased by three percent (3%).  As a result, none of our named executive officers received an incentive compensation award for 2010.

Restricted Stock Units.  Each RSU represents the right to receive one share of our common stock once the award vests in full.

Subject to each executive officer’s continued employment or service with us, these RSU awards will vest in their entirety on October 28, 2014 (i.e., a four-year “cliff” vesting schedule).  Pursuant to the terms of the Restricted Stock Purchase Agreement these awards will vest earlier upon a termination of the executive officer’s employment by us without cause, or by the executive officer for good reason.  All of these awards will also generally become vested upon a change in control of the Company as defined in the 2005 Long-Term Incentive Plan.  Please see “Potential Payments upon Termination or Change in Control” for additional information.

None of the named executive officers is entitled to receive dividends or equivalent payments with respect to his RSU awards.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not maintain any qualified or non-qualified defined benefit pension plans.  Our executive officers, however, may make voluntary deferrals of salary, bonus and other cash compensation through our nonqualified deferred compensation plan.  We do not make any matching or other contributions to the nonqualified deferred compensation plan.  Amounts deferred under the plan therefore have already been earned, but participating executive officers have chosen to defer receipt of the cash payment under the terms of the plan.

Each named executive officer who chooses to defer compensation under our nonqualified deferred compensation plan may elect, in accordance with Section 409A of the Internal Revenue Code, to receive payment in the form of a lump sum on a date certain or on separation from service, or in the form of up to 10 substantially equal annual installments beginning on a certain date or separation from service.  Payment will automatically be made in a lump sum upon an executive officer’s death.  Payment under the plan may also be made in connection with an unforeseeable emergency or certain terminations of the plan.

Amounts deferred under the nonqualified deferred compensation plan are credited with interest, earnings, appreciation, losses and depreciation based on the performance of the investments held in the plan.  The individual executive officers select the specific investment options, being equities, bonds or cash for their deferrals under the plan.  As such, each individual participant bears their own market risk and reward for their own deferrals under the plan.  Executive officers may generally change their investment elections at any time, subject to the administrative procedures established under the plan from time to time

Nonqualified Deferred Compensation Table

The following table presents information regarding the contributions to and earnings on the named executive officers’ deferred compensation balances during 2010, and also shows the total deferred amounts for the named executive officers at the end of 2010.

Name	Executive Contributions In 2010 ($)(1)	Registrant Contributions In 2010 ($)	Aggregate Earnings In 2010 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2010 ($)(1)

John R. Hart	-0-	-0-	2,406,759	-0-	28,403,046
Maxim C.W. Webb	-0-	89,423	218,399	-0-	2,409,586
W. Raymond Webb	-0-	62,654	535,760	698,305	1,770,455
John T. Perri	-0-	46,719	49,660	-0-	1,035,519
James F. Mosier	-0-	-0-	9,997	-0-	833,337

_____________________________

(1)
The balances shown in this table represent compensation previously reported in the Summary Compensation Table in this and prior proxy statements, except for amounts attributable to aggregate earnings, which are not reportable in the Summary Compensation Table because we do not provide above market or preferential earnings on nonqualified deferred compensation.

Outstanding Equity Awards at Fiscal Year-End Table

The following tables provide information on the outstanding equity awards for the named executive officers as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
John R. Hart	838,356	-0-	33.76	12/12/2015		-0-
	419,178	-0-	42.71	8/2/2017		-0-
					400,000(1)	$12,720,000(1)
Maxim. C.W. Webb	163,799	-0-	33.76	12/12/2015		-0-
	17,292	-0-	42.71	8/2/2017		-0-
					120,000(2)	3,816,000(2)
W. Raymond Webb	48,000	-0-	33.76	12/12/2015		-0-
	20,000	-0-	42.71	8/2/2017		-0-
					30,000(3)	954,000(3)
John T. Perri	30,000	-0-	33.76	12/12/2015		-0-
	30,000	-0-	42.71	8/2/2017		-0-
					44,000(4)	1,399,200(4)
James F. Mosier	20,000	-0-	33.76	12/12/2015		-0-

_____________________________
(1)
Represents restricted stock units granted to Mr. Hart on October 28, 2010 pursuant to our 2005 Long-Term Incentive Plan.  The awards are subject to Mr. Hart’s continued employment or service with us.  These restricted stock units will cliff vest on October 28, 2014, and may also vest earlier in connection with certain terminations of employment or a change in control.  The market value of the restricted stock units reported above is based on $31.80 per share, which is the closing market price of our common stock on December 31, 2010.

(2)
Represents 80,000 and 40,000 restricted stock units granted to Mr. M. Webb on March 3, 2009 and October 28, 2010, respectively pursuant to our 2005 Long-Term Incentive Plan.  These awards are subject to Mr. M. Webb’s continued employment or service with us.  These restricted stock units granted in 2009 will cliff vest on March 3, 2012 and the awards granted in 2010 will cliff vest on October 28, 2014, and may also vest earlier in connection with certain terminations of employment or a change in control.  The market value of the restricted stock units reported above is based on $31.80 per share, which is the closing market price of our common stock on December 31, 2010.

(3)
Represents restricted stock units granted to Mr. R. Webb on March 3, 2009 pursuant to our 2005 Long-Term Incentive Plan.  These awards are subject to Mr. R. Webb’s continued employment or service with us.  These restricted stock units will cliff vest on March 3, 2012 and may also vest earlier in connection with certain terminations of employment or a change in control.  The market value of the restricted stock units reported above is based on $31.80 per share, which is the closing market price of our common stock on December 31, 2010.

(4)
Represents 30,000 and 14,000 restricted stock units granted to Mr. Perri on March 3, 2009 and October 28, 2010, respectively pursuant to our 2005 Long-Term Incentive Plan.  These awards are subject to Mr. Perri’s continued employment or service with us.  These restricted stock units granted in 2009 will cliff vest on March 3, 2012 and the awards granted in 2010 will cliff vest on October 28, 2014, and may also vest earlier in connection with certain terminations of employment or a change in control.  The market value of the restricted stock units reported above is based on $31.80 per share, which is the closing market price of our common stock on December 31, 2010.

Potential Payments upon Termination or Change in Control

The following section describes the payments and benefits that the named executive officers may receive in connection with their termination of employment with the Company, or in connection with a change in control of the Company.  All of the severance and other payments and benefits described in this section will be paid or provided by the Company.  In addition to the amounts presented below, the named executive officers may be entitled to the benefits quantified and described above under “Nonqualified Deferred Compensation.”  The named executive officers may also be entitled to additional severance payments and benefits under our severance benefit plan, which is generally available to all salaried employees and provides for two weeks of base salary for each full year of employment with us upon a termination of employment by us for any reason other than cause.  Please see our “—Compensation Discussion and Analysis” for a discussion of how the payments and benefits presented below were determined.

2005 Long-Term Incentive Plan — The 2005 Long-Term Incentive Plan contains change in control provisions that generally apply to awards that have been granted under the plan, including awards granted to the named executive officers.  Upon a change in control of the Company, all outstanding stock options and stock-settled stock appreciation rights, or SARs, will generally vest immediately and become fully exercisable.  Further, the vesting conditions, restriction periods or performance goals applicable to any shares subject to an outstanding restricted stock award, restricted stock unit award or other award will be accelerated and/or waived upon a change in control of the Company.  Generally, a change in control under the 2005 Long-Term Incentive Plan occurs if:  (1) the members of the board of directors serving as of December 8, 2005 (including any director serving thereafter whose election by the shareholders was approved by at least a majority of the then serving directors) cease to constitute at least a majority of the members of the board; (2) certain entities, directly or indirectly, become beneficial owners of more than 50% of the voting power of our outstanding common stock; (3) we merge or combine with or into another entity in which our shareholders will own less than 50% of the voting power of the surviving business entity after the merger or combination; (4) we sell or dispose of substantially all of our assets to another entity in which our shareholders will own less than 50% of the voting power after the sale or disposition; or (5) we liquidate or dissolve.

As indicated in the Outstanding Equity Awards at Fiscal Year-End table above, the only awards held by our named executive officers at the end of 2010 were SARs and RSU awards.  Using the “in-the-money” value model, the value of the SARs awarded to our named executive officers (assuming a change in control of the Company had occurred as of December 31, 2010) would be $0 because the exercise price of all SARs granted before December 31, 2010 was greater than $31.80 the closing market price of our common stock on the Nasdaq Global Market on December 31, 2010.

Mr. Hart.  Pursuant to the operation of the terms of his employment agreement, at December 31, 2010, our CEO was not eligible to receive any severance payments or benefits as a result of a termination of employment.  This result is under review and the Company may decide to revise our CEO’s severance arrangements in the future.  Our CEO (or his beneficiary, as appropriate) is also eligible to receive the pro rata portion of any annual incentive award with respect to the year in which his employment is terminated.  Additionally, the RSU awards that the Company granted to our CEO will fully vest upon his termination of employment without cause, excluding death or disability and on a change of control transaction.

Messrs. M. Webb, Perri, Mosier and R. Webb.  Pursuant to our Employee Benefit Plan, Messrs. M. Webb, Perri, Mosier and R. Webb are entitled to receive two-weeks of base salary for each full year of service with the Company.

Estimated Potential Payments for our Named Executive Officer.  The following table lists the estimated value of the restricted stock units awarded to Messrs. Hart, M. Webb, Perri, Mosier and R. Webb assuming a change in control of the Company occurred on December 31, 2010.  The amount of severance listed below for Mr. Hart is pursuant to his employment agreement; the amount of severance listed below for Messrs. M. Webb, Perri, Mosier and R. Webb is post-termination compensation that would be due pursuant to our Employee Benefit Plan.

PICO Holdings, Inc. Severance Benefits on Termination
Name & Triggering Event	Cash Payments	Cash Payments for Standard Severance	Restricted Stock Units that will vest in March 2012	Restricted Stock Units that will vest in October 2014	Total

John R. Hart
Termination without cause	$ -	$ -	$ -	$12,720,000	$12,720,000
Change in control	$ -		$ -	$12,720,000	$12,720,000

Maxim C. W. Webb
Termination without cause	$ -	$326,923	$2,544,000	$1,272,000	$4,142,923
Change in control	$ -		$2,544,000	$1,272,000	$3,816,000

John T. Perri
Termination without cause	$ -	$126,923	$954,000	$445,200	$1,526,123
Change in control	$ -		$954,000	$445,200	$1,399,200

W. Raymond Webb
Termination without cause	$ -	$102,356	$954,000	$ -	$1,056,356
Change in control	$ -		$954,000	$ -	$954,000

James F. Mosier
Termination without cause	$ -	$91,556	$ -	$ -	$91,556
Change in control	$ -		$ -	$ -	$ -

Note that no post-termination payments would be due upon termination with cause, or death or disability.

DIRECTOR COMPENSATION

During 2010, our non-employee directors received the following annual cash compensation for their services: (1) an annual retainer of $38,402 (the Chairman of the Audit Committee and the other members of the Audit Committee each received an additional annual retainer of $10,972 and $5,486, respectively) and (2) a fee of $2,194 for each board of directors or committee meeting attended by the director in person or by telephone.  In addition, any non-employee director attending an educational activity or seminar on our behalf received a fee of $1,097 per day plus expenses.  The Chairman of the board of directors received an additional $86,598 for serving in that position.

During 2010, non-employee directors serving on the date of our Annual Meeting also received annual restricted stock awards under the 2005 Long-Term Incentive Plan with respect to 700 shares of our common stock, with vesting to occur one year later if the individual is still serving as a director on that date.  As of December 31, 2010, six of our directors, Carlos C. Campbell, Ronald Langley, Kristina M. Leslie, Richard D. Ruppert, MD, Kenneth J. Slepicka and Julie H. Sullivan Ph.D. each held an outstanding restricted stock award covering 700 shares of our common stock that will not vest until May 2011.

For our non-employee directors, cash retainers and fees increase by the same percentage applicable to the Company’s employees as determined by the Compensation Committee.  For 2010, the Compensation Committee determined that the adjustment would be an increase of 4%.

Our non-employee directors do not currently participate in any of our deferred compensation plans. However, in prior years, some of our directors did have the option, but were not required, to defer all or a portion of their board of directors or committee fees under a deferred compensation plan.  The assets of this director deferred compensation plan are held in a grantor trust subject to the claims of our creditors.  If a director opted to defer his fees in the deferred compensation plan, the trustee used such amounts to make open market purchases of our common stock within two weeks of the deposit of such amounts.  The only asset permitted in the directors’ deferred compensation grantor trust is our common stock.  For the year ended December 31, 2010, we did not maintain a defined benefit pension plan for directors.

The following table sets forth compensation earned during the last fiscal year by each non-employee director who served during 2010:

Director Compensation Table For 2010

Name	Fees Earned Or Paid In Cash ($)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Carlos C. Campbell	81,187	24,010	13,141	118,338
Robert G. Deuster (1)	-0-	-0-	-0-	-0-
S. Walter Foulkrod, III, Esq.(2)	61,441	24,010	10,841	96,292
Ronald Langley(5)	88,617	24,010	41,707	154,334
Kristina M. Leslie (6)	85,944	24,010	-0-	109,954
Richard D. Ruppert, MD	76,799	24,010	10,536	111,345
Kenneth J. Slepicka	79,482	24,010	9,794	113,286
Julie H. Sullivan, Ph.D.	71,332	24,010	-0-	95,342
John D. Weil (2)	74,883	24,010	1,770	100,663
_____________________________
(1)	Mr. Deuster was elected by the board of directors to fill a vacancy on the board on February 28, 2011.
(2)	Mr. Foulkrod resigned from the board of directors in October 2010. Mr. Weil retired from the board of directors in August 2010.
(3)
Represents the aggregate grant date fair value of the restricted stock awards granted to each of the non-employee directors in 2010.  The aggregate grant date fair value of these awards was computed in accordance with applicable accounting guidance.

(4)	Includes reimbursements for travel expenses and seminar fees. The amount reported for Mr. Langley consisted entirely of travel and hotel accommodation as he currently resides in Sydney, Australia.
(5)
On August 5, 2010, the Board elected Mr. Langley as non-executive chairman of the Board of Directors, with an annual retainer of $120,000 plus $5,000 for telephone and Internet usage.  Mr. Langley’s cash director’s compensation consists of his Board retainer for the first and second quarters at the annual rate of $38,402, a retainer for the third quarter based partly on the annual retainer of $38,402 before he was elected chairman on August 5, 2010 and partly on the pro rated annual retainer of $125,000 as non-executive chairman beginning August 5, 2010, and his fourth quarter retainer of $31,250.  Mr. Langley also received attendance fees for Board meetings in 2010.  However, he was not on any committees and therefore received no committee retainers or attendance fees for committee meetings in 2010.

(6)
Ms. Leslie’s cash director’s compensation consisted of an annual Board retainer of $38,402, an annual retainer of $10,972 as Chair of the Audit Committee which began during the third quarter of 2010 and was pro rated, and meeting attendance fees as a member of various committees.

Ms. Leslie was elected as non-executive Vice Chair of the Board on February 28, 2011 retroactive to August 5, 2010 with an annual retainer of $25,000; and a pro-rated amount for 2010 is included in Ms. Leslie’s fees earned above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 15, 2011, with respect to the beneficial ownership of our common stock by (i) each person who we know to be the beneficial owner of more than 5% of our common stock based upon Schedule 13G and Schedule 13D reports filed with the Securities and Exchange Commission, (ii) each of our directors and director nominees, (iii) each “named executive officer” listed in our Summary Compensation Table, and (iv) all of our current executive officers and directors as a group.

Unless otherwise indicated, the business address for each person is 875 Prospect Street, Suite 301, La Jolla, CA 92037.  The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.  Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.  Except as otherwise noted, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned, subject to applicable community property laws.  As of March 15, 2011, 22,700,004 shares of our common stock were outstanding.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percentage Ownership of Shares
Directors and Named Executive Officers
John R. Hart(1)	26,785	*
Carlos C. Campbell(2)	3,100	*
Robert G. Deuster(3)	146	*
Ronald Langley(4)	22,770	*
Kristina M. Leslie	1,243	*
James F. Mosier(5)	5,399	*
John T. Perri(6)	303	*
Richard D. Ruppert, MD(7)	8,398	*
Kenneth J. Slepicka	2,100	*
Julie H. Sullivan, Ph.D.	1,243	*
Maxim C. W. Webb(8)	1,641	*
W. Raymond Webb(9)	60	*
Executive Officers and Directors as a Group (11 persons) (10)	73,188	0.3%
5% Shareholders
FMR LLC (11) 82 Devonshire Street, Boston, MA 02109	1,815,308	8.0%
Royce & Associates, LLC(12) 745 Fifth Avenue, New York, NY 10151	1,841,849	8.1%
Artisan Partners Holdings LP(13) 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202	1,674,621	7.4%
BlackRock, Inc. (14) 40 East 52nd Street New York, NY 10022	1,251,467	5.5%
Neuberger Berman Group LLC(15) 605 Third Avenue New York, NY 10158	1,144,298	5.0%
_____________________
*           Represents less than 1% of the issued and outstanding shares of common stock as of the date of this table.

(1)
Represents 26,703 shares held in our 401(k) plan and 82 shares held directly.  The number of shares shown above does not include 19,940 shares held in a deferred compensation plan grantor trust for Mr. Hart. Union Bank, N.A., as trustee of the grantor trust, has sole voting power over such shares.  This number also does not include 400,000 shares of restricted stock units that will not vest until October 28, 2014.

(2)

The number of shares shown above does not include 2,644 shares held in a deferred compensation plan grantor trust for Mr. Campbell.  Union Bank, N.A., as trustee of the grantor trust, has sole voting power over such shares.

(3)	The number of shares shown above represents 146 shares of restricted stock awards that will not vest until March 2, 2012.
(4)	Includes 20,107 shares held in an individual retirement account.
(5)	Includes 2,370.88 shares held in our 401(k) plan.
(6)
Represents 263.38 shares held in our 401(k) plan.  Does not include 30,000 restricted stock units that were granted on March 3, 2009, but will not vest until March 3, 2012 and only if such person remains employed by us on such vesting date, and does not include 14,000 restricted stock units that were granted on October 28, 2010, but will not vest until October 28, 2014 and only if such person remains employed by us on such vesting date.

(7)	Dr. Ruppert shares voting and investment power with his wife.
(8)
Includes 1,290.74 shares held in our 401(k) plan.  Does not include 80,000 restricted stock units that were granted on March 3, 2009, but will not vest until March 3, 2012 and only if such person remains employed by us on such vesting date, and does not include 40,000 restricted stock units granted on October 28, 2010, but will not vest until October 28, 2014.

(9)	Does not include 30,000 restricted stock units that were granted on March 3, 2009, but will not vest until March 3, 2012 and only if such person remains employed by us on such vesting date.
(10)	Includes 4,346 unvested restricted stock awards. Does not include 594,000 unvested restricted stock units.
(11)
Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on February 14, 2011.  FMR LLC, a parent holding company, filed the Schedule 13G report.  FMR LLC has the sole dispositive power of 1,815,308 shares.  Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 1,531,161 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940.  FMR LLC also owns Fidelity Dividend Growth Fund, which owns 1,219,564 shares of our outstanding common stock.  Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through their control of Fidelity Management & Research Company, each have sole power to dispose of the 1,531,161 shares owned by its funds.  Family members of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC.  All holders of FMR LLC’s Series B voting common shares, including the family members of Edward C. Johnson 3d, have entered into a shareholders’ voting agreement, under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, the family members may be deemed to form a controlling group with respect to FMR LLC.  Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees.  Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.  Pyramis Global Advisors Trust Company, 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the United States Securities Exchange Act of 1934, is the beneficial owner of 284,147 shares of our outstanding common stock as a result of its serving as an investment manager of institutional accounts owning such shares.  Edward C. Johnson 3d and FMR LLC, through their control of Pyramis Global Advisors Trust Company, each has sole power to dispose of the 284,147 shares and sole power to vote or to direct the voting of 253,367 shares of our common stock owned by such institutional accounts.

(12)
Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on January 19, 2011.  The Schedule 13G reports that Royce & Associates, LLC is an investment advisor.  In its role as an investment advisor, Royce & Associates, LLC may be deemed to be the beneficial owner of such shares.  Royce & Associates, LLC beneficially owns and has sole voting power and sole dispositive power for 1,841,849 of our shares.

(13)
Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on February 11, 2011.  The Schedule 13G reports the following persons have shared voting power for 1,604,763 shares and shared dispositive power for 1,674,621 shares of our common stock:  Artisan Partners Holdings LP; Artisan Investment Corporation; Artisan Partners Limited Partnership, an investment adviser; Artisan Investments GP LLC; ZFIC, Inc.; Andrew A. Ziegler; and Carlene M. Ziegler.  Artisan Funds, Inc., an investment company under section 8 of the United States Investment Company Act, has shared voting power for 1,105,390 shares and shared dispositive power for 1,105,390 shares of our common stock.  Artisan Partners Holdings LP is the sole limited partner, and Artisan Investments GP LLC is the general partner, of Artisan Partners Limited Partnership.  Artisan Investment Corporation is the general partner of Artisan Partners Holdings LP.  ZFIC Inc. is the sole stockholder of Artisan Investment Corporation.  Mr. and Mrs. Ziegler are the principal stockholders of ZFIC, Inc.

(14)
Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on February 8, 2011.  The Schedule 13G reports that BlackRock, Inc. beneficially owns and has sole voting power and sole dispositive power for 1,251,467 of our shares.

(15)
Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on February 14, 2011.  The Schedule 13G reports that Neuberger Berman Group LLC and Neuberger Berman LLC beneficially own and have shared voting power of 988,959 of our shares of common stock and shared dispositive power for 1,144,298 of our shares of common stock.  Neuberger Berman Group LLC may be deemed to be a beneficial owner of our shares of common stock because certain of its affiliated persons have shared power to retain or dispose of the securities of many unrelated clients.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain only one equity compensation plan, the 2005 Long-Term Incentive Plan, which was approved by our shareholders on December 8, 2005.  The following table sets forth information with respect to the number of shares of common stock subject to outstanding awards and remaining available for issuance under the 2005 Long-Term Incentive Plan as of December 31, 2010.  For more details regarding our 2005 Long-Term Incentive Plan, see “Executive Compensation—Elements of Executive Officer Compensation—2. Long-Term Incentives.”

	(a)	(b)	(c)
Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans approved by security holders(1)	2,406,079	$34.17	535
Equity Compensation Plans not approved by security holders(2)	[-0-]	[-0-]	[-0-]
______________________
(1)
Represents the total number of underlying shares that could be issued upon the exercise of the stock-settled stock appreciation rights, or SARs, or the vesting of restricted stock units, granted and awards available for future issuances under our 2005 Long-Term Incentive Plan.  In accordance with SEC disclosure rules, the weighted-average exercise price reported in column (b) does not take into account restricted stock units because they have no exercise price.  The actual number of shares to be issued to a grantee who exercises each SAR will be based on the net exercise value (that is, the market value price per share of our stock on the date of exercise, minus the exercise price) times the number of SARs exercised, minus applicable taxes withheld in the form of shares.  The actual number of shares to be issued to a grantee of vested restricted stock units will be based on the total number shares of stock issued at vesting, minus applicable taxes withheld in the form of shares.  At December 31, 2010 none of the outstanding stock-settled SARs issued under our 2005 Long-Term Incentive Plan were in-the-money and therefore no additional shares would be issued upon assumed exercise of the SARs.  Of the 2,406,079 shares of stock to be issued upon exercise of outstanding options, warrants and rights, 1,812,079 shares are underlying outstanding SARs that are fully vested.  The following table illustrates the number of common shares that would be issued (after payment of all applicable withholding taxes assuming a 40% withholding tax rate) on assumed exercise of all 1,812,079 stock-settled SARs outstanding as of December 31, 2010 based on the following assumed PICO common stock share price:

Assumed Price Per Share of PICO Common Stock on Date of Exercise of SARs	Number of PICO Common Shares That Would Be Issued on Assumed Exercise of All Granted SARs
$20.00	0
$25.00	0
$30.00	0
$35.00	28,179
$40.00	124,077
$45.00	213,518
$50.00	300,891
$55.00	372,378

We have granted a total of 454,000 restricted stock units to executives in 2010 pursuant to the 2005 Long-Term Incentive Plan.  None of these restricted stock units vest until October 2014.  In addition the Compensation Committee granted restricted stock awards of 700 shares each in May 2010 to the following non-employee directors:  Ms. Leslie, Dr. Sullivan, Messrs. Campbell, Langley, Slepicka, and Dr. Ruppert.  These restricted stock awards will vest on May 15, 2011 provided the individual is still serving as a director on that date.  In total, we have granted to our current non-employee directors restricted stock awards for 11,032shares.  In accordance with SEC disclosure rules, these restricted stock awards are not reported on column (a).

(2)	We have no equity compensation plans that have not been approved by our shareholders.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Related Persons Transactions

On August 13, 2010, we invested $2 million in exchange for 273,229 shares of Series D Convertible Voting Preferred Stock of Synthonics, Inc.  Kenneth J. Slepicka, a current member of our board is currently the Chairman, Chief Executive Officer and acting Chief Financial Officer of Synthonics, Inc.  The investment is held at cost and classified as other investment in the accompanying consolidated financial statements.

We entered into a consulting agreement on February 28, 2011 with Mr. Langley, our Chairman, pursuant to which Mr. Langley will provide certain consulting services to the Company, including identifying, analyzing and recommending public equity investment opportunities for the Company’s consideration, advising the Company on negotiations with target companies relative to recommended acquisitions and on maximizing the value of any recommended investments and acquisitions.  In return, we have agreed to compensate Mr. Langley in an amount of ten percent (10%) of any net realized gain on the Company’s first five million dollars ($5,000,000) of net realized gain (defined as net sale proceeds less total cost of investment) on any one investment recommended by Mr. Langley.  After this net gain has been exceeded, Mr. Langley shall be compensated on the basis of five percent (5%) of any net realized gain to the Company that is in excess of five million dollars ($5,000,000) on each investment he recommends.  Under the consulting agreement, Mr. Langley will only be compensated if the total return to us on an investment identified and recommended in writing by him is at least twenty percent (20%) compounded per annum on the entire capital invested by us in any one single investment.  Pursuant to the consulting agreement, Mr. Langley will be compensated for a recommended investment identified in October 2010 that realized net gain that exceeded the thresholds set forth above.

Procedures for Approval of Related Persons Transactions

To ensure the broadest possible compliance with the Nasdaq Global Market listing standards and Regulation S-K, Item 404, the Audit Committee has adopted a policy in which it will review for approval all transactions or proposed transactions (1) in which we are a participant, (2) in which the value of the transaction or proposed transactions exceeds $1.00, and (3) in which we or our directors or director nominees, officers, 5% shareholders, consultants or employees will have an interest, which need not be material.  After reviewing a particular transaction or proposed transaction, management and the Audit Committee will determine if disclosure in our public filings is necessary and appropriate under Item 404.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

Mr. Campbell, Ms. Leslie and Dr. Ruppert serve as members of the Compensation Committee.  No current member of the Compensation Committee was at any time during the year ended December 31, 2010 or any other time, an officer or employee of our Company, and no current member had any relationship with us requiring disclosure of certain relationships and related-person transaction.  As disclosed above under the section Certain Relationships and Related Persons Transactions, Kenneth J. Slepicka, a current member of our board and one of Compensation Committee members through August 5, 2010, is currently the Chairman, Chief Executive Officer and acting Chief Financial Officer of Synthonics, Inc., a company that we invested $2,000,000 in 2010.  None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has or has had one or more executive officers who served as a member of our board of directors or Compensation Committee during the year ended December 31, 2010.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2010.  The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices.  The Audit Committee operates pursuant to a written charter adopted by the board.  A copy of this charter is posted on our website under “Corporate Governance” at http://investors.picoholdings.com.

The current members of the Audit Committee are listed at the end of this report.  The Audit Committee has discussed with the board the level of financial expertise of its members.  The board has determined that the Audit Committee possesses the requisite expertise in the interpretation of financial statements.  Pursuant to Section 407 of the United States Sarbanes-Oxley Act of 2002, the board has determined that each member of the Audit Committee is an independent director, as defined in the listing standards of the NASDAQ Stock Market, and Kristina M. Leslie, Richard D. Ruppert, M.D. and Julie H. Sullivan, Ph.D., are qualified as audit committee financial experts as defined in Regulation S-K, Item 407 of the Exchange Act.  During 2011, the board will determine if Robert G. Deuster qualifies as a financial expert.  Management is responsible for the internal controls, the financial reporting process and the representations set forth in the statements regarding our financial condition.  The independent registered public accounting firm, Deloitte & Touche LLP, is responsible for both auditing the financial statements presented by management and verifying that such statements are produced in accordance with generally accepted accounting principles in the United States.  The Audit Committee is responsible for those matters set forth in its charter.  In this regard, the Audit Committee meets separately with management, including the Chief Financial Officer, and Deloitte & Touche.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010, its accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

In the foregoing context, the Audit Committee has reviewed with Deloitte & Touche both the engagement letter and its fees.  The Audit Committee has discussed with Deloitte & Touche, with and without management present, the independent registered public accounting firm’s evaluations of our internal accounting controls and the financial reporting systems, policies, procedures and processes, and the fair and complete presentation of our consolidated financial statements.  The Audit Committee discussed with Deloitte & Touche the matters required to be discussed by Rule 2-07 of Regulation S-X, Communication with Audit Committees, and Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche its independence.

Based upon the independent representations of management and Deloitte & Touche, the Audit Committee’s review of such representations and the report of Deloitte & Touche to the Audit Committee, the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and the independent accountants, the Audit Committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The undersigned members of the Audit Committee have submitted this Report of the Audit Committee:

Kristina M. Leslie, Chair Carlos C. Campbell Richard D. Ruppert, M.D. Julie H. Sullivan, Ph. D. Robert G. Deuster

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees.  A copy may be obtained without charge by writing to our Corporate Secretary at 875 Prospect Street, Suite 301, La Jolla, California 92037.  It is also posted on our web site under “Corporate Governance” at http://investors.picoholdings.com.

PROCESS FOR SHAREHOLDERS TO COMMUNICATE WITH BOARD OF DIRECTORS

Individuals may contact our entire board of directors or an individual director by sending a written communication to the board or such director in care of:

Corporate Secretary PICO Holdings, Inc. 875 Prospect Street, Suite 301 La Jolla, California 92037

Each communication must set forth the name and address of the shareholder on whose behalf the communication is sent.  The Corporate Secretary may review the letter or communication to determine whether it is appropriate for presentation to the board or to the directors or director specified.  Advertisements, solicitations or hostile communications will not be presented.  Communications determined by the Corporate Secretary to be appropriate for presentation will be submitted to the board or to the directors or director specified immediately thereafter.  If no director is specified, the Corporate Secretary will immediately forward appropriate letters or communications to the Chairman of the board of directors.

A shareholder wishing to communicate directly with the non-management members of the board may address the communication to “Non-Management Directors, c/o Board of Directors” at the same address above.  These communications will be handled by the Chairman of the Audit Committee.  Finally, communications can be sent directly to individual directors by addressing letters to the director’s individual name, c/o the Board of Directors, at the address above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership on Form 3 and reports of changes in beneficial ownership of our common stock on Form 4 with SEC.  Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

To our knowledge, based solely on a review of the copies of these reports that we have received and written representations from certain reporting persons that they have complied with the relevant filing requirements, all filing requirements have been complied with on a timely basis for the fiscal year ended December 31, 2010.

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Requirements for Shareholder Proposals to Be Considered for Inclusion in Proxy Materials.  Shareholder proposals that are intended for inclusion in our 2012 proxy statement and acted upon at our Annual Meeting of Shareholders in 2012 must be received no later than November 13, 2011.  In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in Company-sponsored proxy materials.  Shareholder proposals must be delivered to our Corporate Secretary by mail at 875 Prospect Street, Suite 301, La Jolla, California 92037, Attention: Corporate Secretary, or by facsimile at (858) 456-6480.  As the rules of the United States Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee that it will be included in our proxy materials.

Requirements for Shareholder Proposal to be Brought Before the 2012 Annual Meeting of Shareholders.  Notice of any proposal that you intend to present at the 2012 Annual Meeting of Shareholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2012 Annual Meeting of Shareholders, must be delivered to our Corporate Secretary by mail at 875 Prospect Street, Suite 301, La Jolla, California 92037, Attention: Corporate Secretary, or by facsimile at (858) 456-6480 not earlier than the close of business on January 14, 2012 and not later than the close of business on February 13, 2012.  In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2012 Annual Meeting of Shareholders.  The proxy solicited by us for the 2012 Annual Meeting of Shareholders will confer discretionary authority on our proxies to vote on any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior to November 13, 2011.

If the date of our 2012 Annual Meeting is a date that is not within 30 days before or 60 days after May 13, 2012, the anniversary date of our 2011 Annual Meeting, notice by the shareholder of a proposal must be received no earlier than the close of business on the 120th day before the Annual Meeting and not later than the close of business of (i) the 90th day prior to such Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made by us.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the only business that the board of directors intends to present or knows that others will present at the meeting is as set forth above.  If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

April 1, 2011

*** Exercise Your *Right* to Vote ***

PICO HOLDINGS, INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 15, 2011
Date: May 13, 2011 **Time:** 3:00 P.M. PDT
Location: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/PICO11.

The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/PICO11 and be sure to have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page).

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M33045-P06691

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT FORM 10-K SHAREHOLDER LETTER

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@prox http://www.proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 1, 2011 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote By Internet:

Before The Meeting:

Go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

During The Meeting:

Go to *www.virtualshareholdermeeting.com/____*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M33046-P06691

Voting Items

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

   Nominees:

   1a. Ronald Langley

   1b. John R. Hart

The Board of Directors recommends you vote 3 years on the following proposal:

3. To recommend, by non-binding vote, the frequency of executive compensation votes.

The Board of Directors recommends you vote FOR the following proposals:

5. Such other business as may properly come before the meeting or any adjournment thereof.

M33047-P06691

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M33038-P06691 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PICO HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Ronald Langley	☐	☐	☐
1b. John R. Hart	☐	☐	☐

The Board of Directors recommends you vote 3 years on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

5. Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date